UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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SLM Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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300 Continental Drive

Newark, Delaware 19713

April 13, 2012

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

SLM Corporation will hold its 2012 Annual Meeting of Shareholders as follows:

Date and Time:	Thursday, May 24, 2012, 11:00 a.m. local time

Place:	SLM Corporation’s Corporate Headquarters 300 Continental Drive Newark, Delaware 19713

Items of Business	(1) Elect fifteen directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2) Approve the SLM Corporation 2012 Omnibus Incentive Plan, including the number of shares of common stock authorized for issuance under the plan;

(3) Approve the amended and restated SLM Corporation Employee Stock Purchase Plan;

(4) Conduct an advisory vote on executive compensation;

(5) Ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

(6) Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date	Shareholders of record as of the close of business on March 26, 2012 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

Your participation in the annual meeting is important. We urge you to take the time to read carefully the proposals described in the proxy statement and vote your proxy at your earliest convenience. You may vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of March 26, 2012, or a valid proxy showing that you are representing a shareholder.

Thank you for your interest in Sallie Mae.

Sincerely,

Anthony P. Terracciano
Chairman of the Board of Directors

300 Continental Drive

Newark, Delaware 19713

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of SLM Corporation (the “Company”) is furnishing this proxy statement to solicit proxies for use at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”). A copy of the Notice of 2012 Annual Meeting of Shareholders accompanies this proxy statement. This proxy statement is being sent or made available, as applicable, to our shareholders beginning on or about April 13, 2012.

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Shareholders to be Held on May 24, 2012 This proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2011 are available at http://www.salliemae.com/Investors/AnnualReports and http://materials.proxyvote.com. You may also obtain these materials at the SEC’s website at www.sec.gov or by contacting the Office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, DE 19713. We will provide a copy of the Form 10-K without charge to any shareholder upon his or her written request.

VOTING INFORMATION

About Voting

Who may vote? Only the Company’s shareholders who owned common stock at the close of business on March 26, 2012, the record date for the Annual Meeting, can vote. On the record date, 494,714,314 shares of the Company’s voting common stock, par value $.20 per share, were outstanding and eligible to be voted. The Company’s common stock is listed on the NASDAQ Global Select Market stock exchange (“NASDAQ”) under the symbol “SLM.”

Why did I receive a “Notice Regarding the Availability of Proxy Materials”? In accordance with SEC rules, instead of mailing a printed copy of our proxy materials, the Company may send to shareholders a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to shareholders that provides instructions as to how you may access and review all of the important information contained in the proxy materials via the Internet. If you receive such a notice, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice of Availability provides instructions on how to vote your shares and information about how to request a printed set of proxy materials. It also contains a 15-digit control number that you will need to vote your shares. Please keep the Notice of Availability for your reference through the meeting date.

How do I request paper copies of the proxy materials? You may request paper copies of the 2012 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. The Notice of Availability also contains instructions regarding how to request paper copies of the proxy materials.

What is the difference between holding shares as a beneficial owner in street name and as a shareholder of record? If your shares are held in street name through a broker, bank, trust or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares. Your broker, bank, trust or other nominee may only vote your shares on routine matters (routine matters do NOT include the election of directors, the approval of the SLM Corporation 2012 Omnibus Incentive Plan, the approval of the amended and restated SLM Corporation Employee Stock Purchase Plan, and the advisory vote on executive compensation, and do include ratification of the appointment of the Company’s independent registered public accounting firm). For non-routine matters, your shares will not be voted without your specific voting instructions. Accordingly, we encourage you to vote your shares.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered to be a shareholder of record with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the Annual Meeting.

How do I vote? We encourage shareholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. You may vote in one of the following ways:

By Internet.    You may vote electronically via the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 23, 2012. Have your Notice of Availability or proxy card available when you log on.

By Telephone.    If you wish to vote by telephone you may call the toll-free telephone number on the Notice of Availability or your proxy card, which is available 24-hours a day, and follow the pre-recorded instructions. Have your Notice of Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on May 23, 2012.

In Person.    If you hold shares directly in your name as a shareholder of record, you may either vote in person or be represented by another person at the Annual Meeting by executing a legal proxy designating that person.

If you hold your shares in street name, you must obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

By Mail.    If you hold your shares in street name through a broker, bank, trust or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. Your Voting Instruction Form must be received no later than close of business on May 23, 2012.

If you hold your shares directly in your name as a shareholder of record, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the proxy card and return it in the prepaid return envelope provided. Your proxy card must be received no later than close of business on May 23, 2012.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares? You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not provide voting instructions to the firm that holds your shares prior to the company’s Annual Meeting, the firm has discretion to vote your shares according to the Board’s recommendations with respect to Proposal 5 on the proxy card regarding ratification of the independent public accounting firm, which is considered a routine matter, but the firm does not have discretion to vote your shares with respect to Proposals 1, 2, 3 and 4, on the proxy card, each of which is considered a non-routine matter. You are encouraged to participate in electing directors and voting on all of the proposals by returning voting instructions.

How do I vote my 401(k) Plan shares? If you participate in the Company’s 401(k) Plans, you may vote the number of shares equivalent to your interest, if any, as credited to your account on the record date. You will need to instruct the 401(k) Plan Trustee by telephone, internet or by mail how to vote your shares. Voting instructions must be received no later than close of business on May 21, 2012.

How do I attend the Annual Meeting? In order to attend the meeting, you must present a valid picture identification and, if you hold shares in street name (though a broker, bank, trust or other nominee), proof of stock ownership as of the record date.

How do proxies work? The Board is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you specify and as described above. If you hold your shares as record holder and sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares in accordance with the Board’s recommendations “FOR” the election of each of the director nominees named in this proxy statement, “FOR” approval of the advisory vote on executive compensation, “FOR” approval of the SLM Corporation 2012 Omnibus Incentive Plan, “FOR” approval of amendment and restatement of the SLM Corporation Employee Stock Purchase Plan, and “FOR” ratification of the appointment of the Company’s independent registered public accounting firm. Giving your proxy also means that you authorize the persons named as proxies to cumulate votes in the election of directors and to vote on any other matter presented at the Annual Meeting in such manner as they determine. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement. If you own shares through the 401(k) Plans and do not provide voting instructions with respect to your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.

Can I change my vote? Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to the Company’s Corporate Secretary at Office of the Corporate Secretary, 300 Continental Drive, Newark, DE 19713;

•	Submitting another timely vote via the Internet, by telephone or by mailing a new proxy (following the instructions listed under the “How do I vote?” section above); or

•	Attending the meeting and voting in person.

Your new vote must be submitted in accordance with the applicable timeframe and other requirements listed under the “How do I vote?” section.

If your shares are held in street name, contact your broker, bank, trustee or nominee for instructions on how to revoke or change your voting instructions.

What vote is necessary to approve each matter to be voted on at the Annual Meeting? Shareholders of record are entitled to one vote per share of common stock held for each director nominee and for each other matter to be voted on at the meeting.

Proposal 1--Election of directors. This election is an uncontested election because the number of nominees for election to the Board equals the number of directors to be elected. Accordingly, a director nominee will be elected to the Board if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election. If any of the nominees fails to receive a majority of the votes cast “FOR” his or her election, the Nominations and Governance Committee will make a recommendation to the Board on whether to accept or reject the nominee’s resignation, which automatically will be tendered upon the certification of the election results. The Board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

In the election of directors, shareholders are entitled to cumulative voting, which means that each share of common stock is entitled to the number of votes equal to the number of directors to be elected. Therefore, each share you own is entitled to fifteen votes in the election of directors. You may cumulate your votes and cast all your votes “FOR” one nominee or you may distribute your votes among the nominees in any manner. If cumulative voting is applied at the Annual Meeting, the persons named as proxies may cumulate votes and cast such votes in favor of the election of some or all of the Board’s nominees in their sole discretion, except that a shareholder’s votes will not be cast for a nominee as to whom such shareholder instructs that such votes be cast “AGAINST” or “ABSTAIN.” The persons named as proxies by the Company will not exercise discretion to cumulate votes unless another shareholder cumulates its shares when voting for directors.

Abstentions and shares that are not voted in the election of directors, including broker non-votes, have no direct effect in the election of directors.

Other matters.    Approval of each of the other matters at the Annual Meeting requires an affirmative vote of at least a majority of the votes present or represented and entitled to be voted on the matter, with each share of stock entitled to one vote. Abstentions have the same effect as votes against the matter. Shares that are not voted on a matter, including broker non-votes, have no direct effect on the matter.

What constitutes a quorum? A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the Company’s shares entitled to vote are present in person or represented by proxy, at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining the quorum.

Who will count the vote? Votes will be tabulated by the Company’s Corporate Secretary.

OVERVIEW OF PROPOSALS

This proxy statement contains five proposals requiring shareholder action. Proposal 1 requests the election of fifteen directors to the Board. Proposal 2 requests approval of an incentive plan by which awards would be made to directors and employees. Proposal 3 requests approval of an amended and restated employee stock purchase plan. Proposal 4 requests an advisory vote on executive compensation. Proposal 5 requests ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Each of the proposals is discussed in more detail below.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2012 Annual Meeting, fifteen directors are to be elected to hold office until the 2013 Annual Meeting and until their successors have been elected or appointed. The fifteen persons nominated by the Board for election at the 2012 Annual Meeting are as follows:

Ann Torre Bates	Howard H. Newman
William M. Diefenderfer	A. Alexander Porter, Jr.
Diane Suitt Gilleland	Frank C. Puleo
Earl A. Goode	Wolfgang Schoellkopf
Ronald F. Hunt	Steven L. Shapiro
Albert L. Lord	J. Terry Strange
Barry A. Munitz	Anthony P. Terracciano
Barry L. Williams

Biographical information and qualifications and experience with respect to each nominee appears below under the heading “Nominees for Election to the Board of Directors.” These fifteen nominees were last elected by the shareholders at the 2011 Annual Meeting and are currently serving as directors. Michael E. Martin was not nominated for re-election to the Board. On March 30, 2012, Mr. Martin, informed the Company of his decision to resign as a member of the Board effective upon the commencement of the Annual Meeting. Mr. Martin’s decision was motivated by competing time commitments and was not due to any disagreements with the Company.

We know of no reason why any nominee would be unable to serve. However, if any nominee should become unavailable to serve as a director, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FIFTEEN NOMINEES NAMED ABOVE.

PROPOSAL 2—APPROVAL OF THE

SLM CORPORATION 2012 OMNIBUS INCENTIVE PLAN

At the Annual Meeting, stockholders are being asked to approve the SLM Corporation 2012 Omnibus Incentive Plan (the “Incentive Plan”). The Incentive Plan is intended to replace the current Director’s Equity Plan (the “Existing Director Plan”) and 2009-2012 Management Incentive Plan (the “Existing Management Plan”), each of which expires on May 22, 2012.

On March 30, 2012, the Board approved adoption of the Incentive Plan, subject to approval of the Company’s shareholders at the Annual Meeting. On March 30, 2012, the Board approved the reduction of available shares under the Existing Director Plan and the Existing Management Plan, effective March 30, 2012, such that 50,000 shares will remain available for grants under the Existing Director Plan from March 30, 2012 through May 22, 2012, and 500,000 shares will remain the Existing Management Plan from March 30, 2012 through May 22, 2012, and to the extent such shares in both plans are not used for grants on or before May 22, 2012, such shares shall cease to be available for distribution.

If the Incentive Plan is approved by shareholders, going forward from the Annual Meeting, the Company would have one incentive plan available for grants to employees and non-employee directors (other than the employee stock purchase plan described in proposal 3 below.) Approval of the Incentive Plan also will allow the Company to make awards in common stock and cash which meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”).

The Board believes that the grant of common stock and other equity-based incentives for members of the Company’s Board, senior management, other members of management, employees and directors of Company subsidiaries is an essential component of the mix of compensation awarded to these individuals. Equity-based incentives encourage a sense of proprietorship and commitment to the Company’s business goals and objectives, thereby aligning these individual’s interest with the Company’s shareholders, and enable the Company to continue to attract and retain highly qualified employees and directors. Shareholders are encouraged to read more about the Company’s philosophy regarding the importance of equity-based incentives for senior management in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following description of the Incentive Plan is a summary of various provisions and is qualified in its entirety by reference to the Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Summary of the Incentive Plan

In General.    The Incentive Plan is administered by the compensation committee of our Board, except that the Board administers awards for directors. The Incentive Plan provides for various types of awards to be granted to participants, including both in cash and in or with respect to common stock and both short-term and long-term awards. Under the Incentive Plan, options to purchase shares of common stock and stock appreciation rights, or SARs, may be granted, but the per share exercise price cannot be less than the fair market value per share of the common stock on the date of grant. Options and SARs must have fixed terms no longer than ten years. No dividend equivalent rights or units are permitted to be granted on options or SARs. In addition, repricing of options and SARs is prohibited under the Incentive Plan without approval of our stockholders; options and SARs may not be cancelled in exchange for cash or other awards. In addition, the Incentive Plan permits grants of restricted stock, unrestricted stock and restricted stock units on such terms as the compensation committee or Board may determine. Any stock award to employees which is (i) not performance-based generally must be restricted for at least three years and (ii) performance-based generally must have a performance period of at least one year; except that earlier vesting of such stock awards may occur in the events of death, disability or change in control. Vesting of such stock awards may occur incrementally over the three-year restricted period or one-year performance period, as applicable. However, 5% of the total number of shares of common stock available for issuance under the Incentive Plan will not be subject to the minimum restricted period or performance period, as applicable, which is described above. The Incentive Plan also provides for performance unit awards and cash awards.

Shares Reserved.    The Incentive Plan provides that the maximum number of shares of our common stock as to which awards may be granted under the plan is 20,000,000 shares of our common stock, which is referred to as the maximum share limit, all of which may be issued as incentive stock options under Code Section 422. If an award expires or is terminated, cancelled or forfeited, the shares of common stock associated with the expired, terminated, cancelled or forfeited award will again be available for awards under the Incentive Plan. However, shares of common stock subject to awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award and shares of common stock that have been delivered to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award will not again be available for awards under the Incentive Plan.

Award Limits.    Under the Incentive Plan, no employee may be granted, in any calendar year period: awards exercisable, covering or relating to more than 1,000,000 shares of common stock; or cash awards, restricted stock unit awards or performance unit awards that may be settled solely in cash having a value greater than $5,000,000.

Adjustments.    The Incentive Plan provides for appropriate adjustments in the number of shares of common stock subject to awards and available for future awards, the exercise price of outstanding awards, as well as the maximum award limits under the Incentive Plan, in the event of changes in the outstanding common stock by reason of a merger, stock split or certain other events.

Eligibility.    Employees and directors of the Company and its subsidiaries, and prospective employees and directors selected by the compensation committee or, in the case of directors, the Board, are eligible to participate in the Incentive Plan.

Award Agreements.    Each award granted under the Incentive Plan will be evidenced by a notice or agreement that contains such additional terms and conditions not inconsistent with the Incentive Plan as may be determined by the compensation committee in its sole discretion. Such terms and conditions may include, among other things, the date of grant, the number of shares covered by the award or the cash amount of the award, the purchase or exercise price per share, the treatment upon a termination of employment or service as a director or a participant, the means of payment for the shares, the purchase or exercise period and the terms and conditions of purchase or exercise, if applicable. No awards will provide any right to continued employment. The compensation committee may include provisions in stock awards for the payment or crediting of dividends or dividend equivalents upon vesting of the award. No dividends or dividend equivalents will be paid on unvested stock awards, including awards with performance goals attached.

Stock Options.    The compensation committee determines, in connection with each option granted to employees, and the Board in the case of grants to non-employee directors, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of common stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under Code Section 422 or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the Incentive Plan. The term of an option will not exceed ten years from the date of grant. Options may not include provisions that “reload” the option upon exercise.

Stock Appreciation Rights.    Every SAR entitles the participant, on exercise of the SAR, to receive in cash or shares of common stock a value equal to the excess of the fair market value of a specified number of shares of common stock at the time of exercise, over the exercise price established by the compensation committee or Board, as applicable. A SAR may be granted in tandem with an option, and a holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The compensation committee or the Board, as applicable, will determine the terms, conditions and limitations applicable to any SARs, including the term of any SARs, which may not be longer than ten years, and the date or dates upon which they become vested and exercisable. SARs may not include provisions that “reload” the SAR upon exercise.

Restricted Stock.    Any restricted stock award granted to an employee which is (i) not performance-based generally must be restricted for at least three years or (ii) performance-based generally must have a performance period of at least one year; earlier vesting of a restricted stock award is limited to events of death, disability or change in control. Vesting of a restricted stock award may occur incrementally over the three-year restricted period or one-year performance period, as applicable. However, 5% of the total number of shares of common stock available for issuance under the Incentive Plan will not be subject to the minimum restricted period or performance period, as applicable to grants to employees, which is referred to as the 5% Exclusion.

Restricted Stock Units.    The terms, conditions and limitations applicable to a restricted stock unit award, including any restriction period and the right to dividend equivalents, will be determined by the compensation committee or the Board, as applicable. Restricted stock unit awards may be granted and/or settled in the form of cash or in shares of common stock (or in a combination thereof) equal to the value of the vested restricted stock unit award. The minimum restricted period and performance period restrictions described above for restricted stock awards to employees also apply to restricted stock unit awards (subject to the 5% Exclusion).

Performance Units.    Each performance unit has an initial value that is established by the compensation committee or the Board, as applicable, on the date of grant. After the applicable performance period has ended, the value of the performance unit is determined as a function of the extent to which the corresponding performance goals were achieved. The compensation committee may settle earned performance units in the form of cash or in shares of common stock (or in a combination thereof) equal to the value of the earned performance units as soon as practicable after the end of the performance period and following the compensation committee’s determination of actual performance against the performance measures and related goals established by the compensation committee. Subject to the 5% Exclusion, in the case of grants to employees, the performance period must be for at least one year, unless earlier vesting occurs due to death, disability or change in control.

Performance Awards.    Any award available under the Incentive Plan may be structured as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the compensation committee will determine. Subject to the 5% Exclusion, in the case of grants to employees, the performance period must be for at least one year, unless earlier vesting occurs due to death, disability or change in control.

Performance awards granted under the Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the compensation committee. One or more of such goals may apply to the employee, one or more business units, divisions or sectors of SLM, or SLM as a whole, and if so desired by the compensation committee, by comparison with a peer group of companies. Performance awards may be based on any one or more of the following measures: (a) cash flow (including operating cash flow, free cash flow, cash flow return on capital, or cash flow per share), (b) core cash earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) return measures (including return on assets, capital, equity, or sales), (d) total shareholder return, (e) productivity ratios, (f) expense targets or ratios, (g) revenue, (h) core cash income or net income, (i) core cash operating income or net operating income, (j) operating profit or net operating profit, (k) gross or operating margin, (l) return on operating revenue, (m) market share, (n) loan volume, (o) overhead or other expense reduction, (p) charge-off levels, (q) deposit growth, (r) margins, (s) operating efficiency, (t) economic value added, (u) customer or employee satisfaction, (v) debt reduction, (w) capital targets, (x) consummation of acquisitions, dispositions, projects or other specific events or transactions, (y) liquidity, (z) capital adequacy, (aa) stock price appreciation, (bb) ratio of nonperforming to performing assets, (cc) ratio of common equity to total assets, or (dd) regulatory compliance metrics.

The performance measures described above are included in the Incentive Plan to enable the compensation committee, if it chooses to do so, to make stock awards or cash awards that qualify as qualified performance-based compensation under Code Section 162(m). The compensation committee can satisfy such requirements by, among other things, including provisions in awards that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by our stockholders. Although the compensation committee does not have to include such provisions in awards, the inclusion of such provisions and compliance with certain other requirements of Code Section 162(m) would enable the Company to take a tax deduction for the related compensation that we might not otherwise be able to take.

The compensation committee may provide in any particular performance award agreement that any evaluation of performance may include or exclude certain events that occur during a performance period including: (i) amortization, depreciation or impairment of tangible or intangible assets, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs or reductions in force or early retirement programs, (v) any extraordinary non-recurring items that may be defined in an objective and non-discretionary manner under or by reference to U.S. Generally Accepted Accounting Principles, accounting standards or other applicable accounting standards in effect from time to time and/or in management’s discussion and analysis of financial condition and results of operations appearing in the our annual report to stockholders for the applicable year, (vi) the sale of investments or non-core assets; (vii) discontinued operations, categories or segments; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock based compensation expense; (xiii) early retirement of debt; (xiv) stock repurchases; (xv) conversion of convertible debt securities; and (xvi) termination of real estate leases. Awards that are intended to qualify as qualified performance-based awards may not be adjusted upward but the compensation committee may retain the discretion to adjust upward awards not intended as qualified performance-based awards. The compensation committee may retain the discretion to adjust any performance awards downward, either on a formula or discretionary basis or any combination, as the compensation committee determines.

Vesting on a Change of Control.    The treatment of awards on the occurrence of a change of control will be determined in the sole discretion of the compensation committee or the Board and may be described in the applicable award agreements. Such treatment may include the acceleration of vesting or the lapse of restrictions on the occurrence of a change of control or upon termination of employment following a change of control.

Duration; Plan Amendments.    The Incentive Plan has a term of ten years from its effective date. The Board may at any time amend, modify, suspend or terminate the Incentive Plan (and the compensation committee may amend or modify an award agreement) but in doing so cannot adversely affect any outstanding award without the participant’s written consent or make any amendment without stockholder approval, to the extent such stockholder approval is otherwise required by applicable legal requirements.

Unfunded Plan.    The Incentive Plan is unfunded. Although we may establish bookkeeping accounts with respect to participants who are entitled to cash, common stock or rights thereto under the Incentive Plan, we will use any such accounts merely as a bookkeeping convenience. We are not required to segregate any assets that may at any time be represented by cash, common stock or rights thereto, nor will the Incentive Plan be construed as providing for such segregation, nor shall SLM, our Board or our compensation committee be deemed to be a trustee of any cash, common stock or rights thereto to be granted under the Incentive Plan. Any liability or obligation of SLM to any participant with respect to an award of cash, common stock or rights thereto under the Incentive Plan will be based solely on any contractual obligations that the Incentive Plan and any award agreement create, and no such liability or obligation of SLM will be deemed to be secured by any pledge or other encumbrance on any property of SLM. None of SLM, our Board or our compensation committee will be required to give any security or bond for the performance of any obligation that the Incentive Plan creates.

Material Federal Income Tax Consequences of Awards Under the Incentive Plan

The following summary is based on current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any locality, state or foreign country in which a participant’s grants, income or gain may be taxable.

Stock Options.    Some of the options issuable under the Incentive Plan may constitute incentive stock options, while other options granted under the Incentive Plan may be nonqualified stock options. The Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is an adjustment in computing alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of shares of common stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year of the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of common stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to the Company on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding periods expire); however, on exercise of a nonqualified stock option, we generally are entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.

Stock Appreciation Rights.    The amount of any cash or the fair market value of any shares of common stock received by the holder on the exercise of SARs in excess of the exercise price will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Restricted Stock.    Generally, a grant of shares of common stock under the Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to the Company at the time of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the compensation committee or Board, as applicable, permits the election and the participant makes the election pursuant to Code Section 83(b) within 30 days after the date of grant. In any case, we will receive a deduction for federal income tax purposes equal to the amount of compensation included in the participant’s income in the year in which that amount is so included.

Restricted Stock Units.    A grant of a right to receive shares of common stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. We will be entitled to a corresponding deduction at such times for the amount included in the participant’s income.

Performance Units.    The amount of any cash or the fair market value of any shares of common stock received by the holder on the settlement of performance units under the Incentive Plan will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount in the year in which that amount is included.

Cash Awards.    Cash awards under the Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and we will have a corresponding deduction for federal income tax purposes.

Basis; Gain.    A participant’s tax basis in vested shares of common stock acquired under the Incentive Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares begins on the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Certain Tax Code Limitations on Deductibility.    In order for the Company to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the Incentive Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Code Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Incentive Plan by our stockholders will satisfy the stockholder approval requirement for the qualified performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 as they relate to the grant and payment of certain qualified performance-based awards (including Options and SARs) under the Incentive Plan so as to be eligible for the qualified performance-based exception. In certain cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception.

Code Section 409A.    Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (i) the timing of payment; (ii) the election of deferrals; and (iii) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (and in some cases, plus interest) to the participant of deferred compensation and the imposition of a 20% additional tax imposed on the participant with respect to the deferred amounts included in the participant’s income.

Additional Equity Compensation Plan Information for First Quarter 2012

At March 30, 2012, there were an aggregate of: (i) 29,371,874 options to purchase Company common stock outstanding under equity plans, with a weighted average exercise price per share of $18.85 and a weighted average remaining contractual term of 5.49 years and an aggregate intrinsic value of $80,505,980, (ii) 260,101 restricted stock awards outstanding under equity plans, with a weighted average grant date fair value per share or unit, of $12.32, and (iii) 4,675,732 restricted stock unit awards outstanding under equity plans, with a weighted average grant date fair value per share or unit of $15.48. Available shares under all existing plans as of March 30, 2012 are as follows: SLM Corporation 2009-2012 Incentive Plan—19,426,126, SLM Corporation Directors Equity Plan—296,753 and Employee Stock Purchase Plan—348,102.

Plan Benefits Under the Incentive Plan

The number of awards (if any) that an eligible participant may receive under the Incentive Plan is in the discretion of the compensation committee or the Board and therefore cannot be determined in advance. If the Incentive Plan is approved, we anticipate making annual equity grants under the Incentive Plan to the Company’s executive officers, certain employees and members of the board of the Company and its subsidiaries, including Sallie Mae Bank, but any amount of such grant is not determinable at this time. Such awards will be subject to a vesting schedule that will be specified in the applicable award agreement, and the number of shares subject to such awards will be determined at the date of grant of such awards.

During 2011, we granted the following awards under the Existing Director Plan and Existing Management Plan:

Name of Individual or Group	Non-Qualified Stock Options		Restricted Stock		RSUs(1)
	Number of Stock Options	Value of Stock Options	Number of Restricted Stock	Value of Restricted Stock	Number of RSUs	Value of RSUs
Albert L. Lord	190,000	$1,072,151	—	—	201,299	$2,942,991
Jonathan C. Clark	75,000	423,217	—	—	60,505	884,583
John F. Remondi	80,000	451,432	—	—	114,199	1,669,589
Joseph A. DePaulo	100,000	506,489	—	—	69,083	1,009,993
Laurent C. Lutz	200,000	987,781	100,000	$1,281,000	—	—
All named executive officers, as a group	645,000	3,441,070	100,000	1,281,000	445,086	6,507,156
All directors who are not named executive officers, as a group	152,000	857,721	60,800	888,896	—	—
All employees who are not named executive officers, as a group(2)	1,679,230	8,525,022	5,950	91,035	2,333,989	34,470,836

(1)	Includes portion of bonus granted as RSUs.

(2)	Includes Sallie Mae Bank board members.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2011, relating to equity compensation plans or arrangements of the Company pursuant to which grants of options, restricted stock, restricted stock units, stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted average exercise price of outstanding options and rights	Average remaining life (years) of options outstanding	Number of securities remaining available for future issuance under equity compensation plans	Types of awards issuable(2)
Equity compensation plans approved by security holders:
SLM Corporation Directors Equity Plan					NQ,ST,SU
Traditional options	—	—	—
Net-settled options	210,326	$9.14	8.0
SUs	120	—	—

Total	210,326	9.14	8.0	447,425
SLM Corporation 2009-2012 Incentive Plan					NQ,ISO,RES,RSU
Traditional options	—	—	—
Net-settled options	2,078,460	11.49	7.3
RSUs	2,775,011	—	—

Total	4,853,471	11.49	7.3	17,453,400
Expired Plans(3)					NQ,ISO,RES,RSU
Traditional options	6,271,309	31.70	1.4
Net-settled options	1,303,086	22.48	6.0
RSUs	13,173	—	—

Total	7,587,568	25.90	5.3	—

Total approved by security holders	12,651,485	25.83	4.4	17,900,825
Equity compensation plans not approved by security holders:
Compensation arrangements(4)	—	17.30	8.0	—	NQ
Employee Stock Purchase Plan(5)	—	—	0.0	551,490	NQ,RES
Expired Plans(6)	48,585	33.97	1.2	—

Total not approved by security holders	48,585	18.07	7.7	551,490

Total	12,700,070	19.91	6.0	18,452,315

(1)

Upon exercise of a net-settled option, optionees are entitled to receive the after-tax spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2011, where provided.

(2)	NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), RES (Restricted/Performance Stock), RSU (Restricted Stock Unit), ST (Stock Awards), SU (Stock Units).

(3)

Expired plans for which unexercised options remain outstanding are the Management Incentive Plan, Board of Directors Stock Option Plan and SLM Corporation Incentive Plan. At December 31, 2011, the option price for approximately half of the outstanding net-settled options granted under these plans was higher than the market price.

(4)

One million net-settled options were awarded on January 8, 2008, to John F. Remondi as an “employment inducement award” under NYSE rules. At December 31, 2011, the option price of the award was higher than the market price; therefore, no shares were issuable under the award.

(5)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2011.

(6)	Expired plan for which unexercised options remain outstanding is the Employee Stock Option Plan.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SLM CORPORATION 2012 OMNIBUS INCENTIVE PLAN.

PROPOSAL 3—APPROVAL OF AMENDMENT AND RESTATEMENT OF EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders are being asked to approve the amendment and restatement of the Company’s existing employee stock purchase plan (as amended and restated, the “Purchase Plan”). On March 30, 2012, our Board approved the amendment and restatement of the existing stock purchase plan subject to the approval of the Company’s shareholders at the Annual Meeting. If the Purchase Plan is approved by the Company’s shareholders, all shares remaining in the existing employee stock purchase plan on March 30, 2012 will no longer be available for grants beginning March 30, 2012, and the new share allocation of 6 million shares shall become available. If the amendment and restatement is not approved, the existing employee stock purchase plan will continue without amendment and restatement.

The purpose of the Purchase Plan is to motivate employees of the Company and its subsidiaries (in either case, referred to in the proposal as the “Company”) to achieve corporate goals and to encourage equity ownership in the Company in order to increase proprietary interest in the Company’s success. The Board believes that the Purchase Plan encourages our employees to acquire shares of our common stock, thereby better aligning their interests with the Company’s other shareholders, and helps provide for the future financial security of our employees and fosters good employee relations. Therefore, we believe that the Purchase Plan is an important part of our compensation program and is essential to our ability to attract, retain and motivate highly qualified employees.

The following is a summary of the principal features of the Purchase Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Purchase Plan. It is qualified in its entirety by reference to the full text of the Purchase Plan, which is attached hereto as Appendix B. Any shareholder who wishes to obtain a copy of the existing employee stock purchase plan may do so by written request to the Secretary at the Company’s headquarters at 300 Continental Drive, Newark, Delaware 19713 or at corporatesecretary@salliemae.com.

General

The Purchase Plan is a non-qualified employee stock purchase plan. Participation in the Purchase Plan is voluntary and dependent on each eligible employee’s election to participate in the Purchase Plan and the percentage of their eligible compensation that they elect to contribute to the Plan. Therefore, the benefits and amounts that will be received or allocated under the Purchase Plan are not determinable. As of March 30, 2012, the fair market value of a share of Company common stock was $15.76.

Share Reserve

The aggregate number of shares of Company common stock available for issuance under the Purchase Plan is 6,000,000 shares. The shares may be previously-issued stock reacquired by the Company, authorized, but unissued stock, or stock that is purchased on the open market by the Company. In the event of any change to the Company’s outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the Purchase Plan and to each outstanding option.

Eligibility

All regular full-time and part-time employees of the Company working 24 or more hours per week are eligible to participate in the Purchase Plan. However, the following individuals are not eligible to participate in the Purchase Plan: (a) any individual whose services are performed for the Company pursuant to a contract between the Company and another entity, and whom it treats as a leased employee; (b) any individual that the Company treats as an independent contractor; (c) temporary employees; (d) members of the Board of Directors of the Company, unless otherwise eligible as described above; and (e) international employees.

As of January 27, 2012, 6,589 employees were eligible to participate in the Purchase Plan.

Offering Period

Each offering period under the Purchase Plan will have a duration of 12 months, commencing with the first day of each “Plan Year” (defined as the 12 month period starting each February 1 and ending the next January 31), except that for eligible employees hired after the first day of any Plan Year and on or prior to July 1, the initial offering period will generally be the period beginning with the first day of the month in which benefits are otherwise effective following their commencement of employment with the Company and ending on the immediately following January 31.

To participate in the Purchase Plan, eligible employees must elect to enroll in the Purchase Plan for each offering period and authorize payroll deductions in any multiple of 1% up to 25% of a participant’s eligible compensation, not to exceed $7,500 per offering period. For purposes of the Purchase Plan, “eligible compensation” will mean the regular salary and hourly wages (calculated at the regular hourly rate, including payments for sick leave, vacation, paid time-off, holidays, jury duty, bereavement and other paid leaves of absence), but does not include other forms of compensation such as short-term disability payments, severance payments, incentive compensation, equity compensation and overtime pay. In addition commissions paid by the Company to a participant during the offering period are considered “eligible compensation.”

On the first day of each offering period, each participant will receive an option to purchase shares of the Company’s common stock; provided, however, the entry date for eligible employees hired after the first day of the offering period and on or prior to July 1 of the offering period, the initial entry date will mean the first day of the month following their commencement of employment with the Company.

Purchase Price

The purchase price per share of Company common stock under the Purchase Plan will be equal to 85% of the fair market value of a share of common stock on the first business day of the Plan Year on which the NASDAQ is open. Unless otherwise determined by the Board or the Employee Stock Purchase Plan Committee appointed by the Board (the “Committee”), the fair market value of a share of common stock on a particular date will be deemed to be the closing price of a share of common stock as recorded by the NASDAQ on such date or, if no closing price has been recorded on such date, on the next day in which a closing price is recorded. The Purchase Plan does not provide for a matching contribution by the Company.

Payroll Deductions

After-tax payroll contributions to the Purchase Plan will be deposited to an interest bearing omnibus account established for the Purchase Plan at the Sallie Mae Bank, a related party. No other types of deposits may be made. Accrued interest for the Purchase Plan will be based on the money market annual yield rate published in the Wall Street Journal “Bonds, Rates & Yields” section on the 25th of each month. Effective the 1st business day of each month, the accrued Purchase Plan interest will be allocated to participants based on the individual balances on the last business day of the previous month.

Shares Purchased

The number of shares of our common stock a participant purchases during each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price. Options will be exercised on the last day of each offering period, except if the NASDAQ is closed on the last day of an offering period, in which case, the options will be exercised and shares will be purchased on the immediately preceding trading day (such date of purchase, the “Purchase Date”). The common stock purchased on the Purchase Date will be issued and credited to a brokerage account established by the Company on behalf of each participant as soon as administratively practicable after such Purchase Date.

The Company will generally withhold a sufficient number of shares to cover his or her applicable taxes on any gains, which is the difference between the value of shares purchased at the discount price and the market value of those shares on the Purchase Date. If the purchase price exceeds the fair market value per share on the Purchase Date, no shares will be purchased. The individual balances will then be distributed to the participants via payroll.

Withdrawal and Termination of Employment

A participant may make one withdrawal during each offering period under the terms and procedures established by the Committee. The withdrawal must be for the total amount of contributions and interest on record at the time the transaction is processed. The funds will be distributed to the participant through their regular payroll as soon as practicable but no later than 30 days from the date the withdrawal request is submitted. If a participant withdraws from an offering period, that participant may not subsequently participate in the same offering. An eligible employee who has ceased participation in the Purchase Plan may enter the Purchase Plan for the next offering period by following the enrollment procedures established by the Committee. In the event that a participant’s employment is terminated for any reason before the applicable Purchase Date, participation in the Purchase Plan will terminate immediately and as soon as practicable and no later than March 15 following the end of the offering period in which the participant’s termination of employment occurs, the participant will be paid in cash the value of his or her individual account balance.

Transferability

No options granted under the Purchase Plan will be transferable by the participant, except by beneficiary designation in accordance with the procedures established by the Committee.

Change in Control

In the event of a change in control of the Company, all outstanding options will automatically be exercised immediately prior to the effective date of such change in control. In addition, the Board may create special purchase periods or special purchase dates for individuals who become employees in connection with the acquisition of another company or cease to be employees in connection with the disposition of any portion of the Company or its subsidiaries.

Administration and Amendment

The Purchase Plan is administered, at our expense, by the Committee. In addition to its duties with respect to the Plan, the Committee will have full authority, consistent with the Purchase Plan, to interpret the Purchase Plan, to promulgate such rules and regulations with respect to the Purchase Plan as it deems desirable, to delegate its responsibilities hereunder to appropriate persons and to make all other determinations necessary or desirable for the administration of the Purchase Plan. All decisions, determinations and interpretations of the Committee will be binding upon all persons. The Committee may at any time amend or terminate the Purchase Plan, subject to shareholder approval for material amendments and where required by legal or stock exchange rules.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Purchase Plan based on federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the Purchase Plan

The Purchase Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. Shares under the Purchase Plan are purchased using after-tax employee contributions. A participant will recognize taxable income as a result of purchasing shares of our common stock under the terms of the Purchase Plan.

The participant will recognize ordinary income on the Purchase Date in an amount equal to the difference between the fair market value of the shares of common stock purchased on the Purchase Date and the purchase price paid for the shares of common stock. Upon subsequent resale of the shares of common stock, the difference between the sale price and the fair market value on the Purchase Date will be treated either as a capital gain or loss, and will be long term or short term depending on if the shares are held for more than one year from the shares are acquired.

Additional Purchase Plan Information for First Quarter 2012

As of March 30, 2012, there were 348,102 available shares remaining under the Employee Stock Purchase Plan.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, the Company is providing shareholders an advisory vote on the compensation of its named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement. This proposal, also known as “say on pay,” gives shareholders the opportunity to vote on the following resolution:

“Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

The Compensation and Personnel Committee has structured the Company’s executive compensation program to achieve the following objectives, as described in the “Compensation Discussion and Analysis” section of this proxy statement.

•	Ensure the Company’s compensation is sufficiently competitive to attract and retain qualified members of senior management

•	Pay for performance consistent with the achievement of pre-established corporate and individual goals

•	Maintain a compensation structure that provides a mix of fixed and variable compensation that appropriately balances risk while rewarding performance aligned with the Company’s long-term interests.

The Company set out five major goals to create shareholder value in 2011, as described in the “Compensation Discussion and Analysis” section of this proxy statement. The Board believes the Company achieved those objectives, and that the Company’s executive compensation program, as described in the “Compensation Discussion and Analysis”, promotes such achievement by aligning the incentives provided to senior management with the interests of our stockholders. Shareholders are encouraged to read the “Compensation Discussion and Analysis” which describes the Company’s executive compensation program in detail and how they are designed to achieve our compensation objectives.

The vote is advisory and not binding upon the Company and the Board, and may not be construed as overruling a decision by the Board or creating an additional fiduciary duty of the Board. However, the Compensation and Personnel Committee will carefully evaluate the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 5—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm is selected by the Audit Committee. On January 5, 2012, the Audit Committee engaged KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. PriceWaterhouseCoopers (“PwC”) was the Company’s independent accountant for the fiscal year ended December 31, 2011. Representatives of KPMG and PwC are expected to be present at the Annual Meeting, and they will have the opportunity to respond to appropriate questions from shareholders and to make a statement if they desire to do so.

This proposal is put before the shareholders because the Board believes that it is a good corporate practice to provide shareholders a vote on ratification of the selection of the independent registered public accounting firm. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of the Company’s independent accountant is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2012 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANT FOR 2012.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The nominees for election to the Board consist of fifteen individuals, all of whom were nominated at the recommendation of the Nominations and Governance Committee and are currently serving on the Board. In addition to fulfilling the general criteria for director nominees described below under “Nominations Process,” each nominee possesses experience, skills, attributes and other qualifications that the Board has determined support its oversight and management of the Company’s business, operations and structure. These qualifications are discussed below along with brief biographies for each director nominee.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Ann Torre Bates	Strategic and Financial Consultant
53	• Strategic and Financial Consultant—1998 to present
Director since July 31, 1997	• Directorships of other public companies: Franklin Mutual Series, Franklin Mutual Recovery, Templeton Funds, Ares Capital Corporation

•  Ms. Bates has served in senior financial roles in public companies, including as Vice President and Treasurer of US Airways and Executive Vice President and Chief Financial Officer of NHP, Inc. She is a board member of public companies in the financial sector. Her experience in these roles enables her to bring valuable experience to the Board in reviewing the Company’s financial and business strategy, audit and internal controls functions. Ms. Bates has chaired a number of public company audit committees and currently serves on two other public company audit committees.

William M. Diefenderfer, III	Partner, Diefenderfer, Hoover, Boyle & Wood
66	• Partner, Diefenderfer, Hoover, Boyle & Wood, a law firm, Pittsburgh, PA—1991 to present
Director since May 20, 1999

•  Directorships of other public companies: Chairman of the Board, Cubesmart Real Estate Investment Trust

•  Chief Executive Officer and President, Enumerate Solutions, Inc., a privately owned technology company—2000 to 2002

• Member, Public Company Accounting Oversight Board (PCAOB) Standing Advisory Group—2004-2005
• Deputy Director, U.S. Office of Management and Budget—1989-1991

•  Mr. Diefenderfer’s legal background, his involvement in the executive branch of government and his leadership roles in business bring valuable experience to the Board in overseeing, among other things, political and financial strategy, tax and business operations. Mr. Diefenderfer has chaired other public company audit committees.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Diane Suitt Gilleland	Adjunct Professor of Higher Education, University of Arkansas, Little Rock
65	• Adjunct Professor of Higher Education, University of Arkansas, Little Rock—2010 to present
Director since March 25, 1994	• Associate Professor of Higher Education, University of Arkansas, Little Rock—2003 to 2010
• Member, University of Arkansas Foundation Board—2005 to present
• Member, University of Arkansas at Pine Bluff Foundation Fund Board—2003 to present
• Deputy Director, Illinois Board of Higher Education—1999-2003
• Chief Executive Officer, Arkansas Department of Higher Education—1990-1997
• Chief Finance Officer, Arkansas Department of Higher Education—1986-1990

• Dr. Gilleland’s knowledge of higher education governance and finance, from a university and government perspective, enables her to bring valuable insights to the Board on a variety of matters, including business strategy, product development, and political and community relations.

Earl A. Goode	Chief of Staff to the Governor of Indiana
71	• Chief of Staff to the Governor of Indiana—2006 to present, Deputy Chief of Staff to the Governor of Indiana—2006
Director Since July 31, 2000	• Commissioner, Department of Administration, State of Indiana—January 2005 to April 2006
• Chairman, Indiana Sports Corp.—2001 to 2006
• Trustee, Georgetown College; Director, Indiana Sports Corporation; Executive Committee & Host Committee, 2012 Super Bowl

• Mr. Goode has held several leadership positions in business services and operations. This experience, combined with his involvement in the state political process, enables him to contribute to the Board’s oversight of the Company’s operations and its political strategy, among other things.

Ronald F. Hunt	Attorney and Private Investor
68	• Attorney and private investor—1990 to present
Director since July 5, 1995	• Chairman, National Student Clearinghouse—1997 to 2004 • Executive Vice President and General Counsel, Student Loan Marketing Association—1984 to 1990, various officer positions—1973 to 1984
• Chairman, Warren Wilson College Board of Trustees—2006 to 2011
• Mr. Hunt’s extensive and deep involvement with the student loan industry and his legal background enable him to bring to the Board a valuable perspective on the Company’s operations and strategy.
• Service on SLM Board includes board service on SLM’s predecessor, the Student Loan Marketing Association

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Albert L. Lord	Vice Chairman and Chief Executive Officer, SLM Corporation
66	• Vice Chairman (since January 2008) and Chief Executive Officer (since December 2007), SLM Corporation
Director since July 5, 1995	• Chairman, SLM Corporation—March 2005 to January 2008, Vice Chairman and Chief Executive Officer—1997 to May 2005
• Executive Vice President and Chief Operating Officer, Student Loan Marketing Association—1990 to 1994, various officer positions—1981 to 1990
• Director, BearingPoint, Inc., January 2003 to May 2009
• Director, Children’s Choice Learning Centers, Inc.

• Mr. Lord’s more than 20-year history with the Company, in a variety of leadership roles, including as CEO and Chairman of the Board, enables him to bring to the Board a unique historical perspective of the Company’s and the student loan industry’s evolution, as well as knowledge of the Company’s operations.

Barry A. Munitz	Trustee Professor, California State University, LA
70	• Trustee Professor, California State University, LA—2006 to present
Director since July 31, 1997	• Directorships of other public companies: Prospect Global Resources, Inc. • Former Chair, California P-16 Council, 2005 to 2011
• President and Chief Executive Officer, The J. Paul Getty Trust—1997 to 2006
• Chancellor and Chief Executive Officer, California State University System—1991 to 1997
• Fellow, The American Academy of Arts and Sciences; Member, Leeds Equity Partners Advisory Board; Broad Family Foundations; COTSEN Foundation

• Dr. Munitz’ experience in senior leadership roles, including CEO positions in higher education and the non-profit sector, enables him to bring a valuable perspective to the Board’s oversight of the Company’s strategy, planning and operations.

Howard H. Newman	President and Chief Executive Officer, Pine Brook Road Partners, LLC
65	• President and Chief Executive Officer, Pine Brook Road Partners, LLC, a private equity firm—2006 to present
Director since March 31, 2008	• Directorships of other public companies: Newfield Exploration Company. • Vice Chairman and Senior Advisor, Warburg Pincus LLC, a private equity firm—1984 to 2006
• Director of several private companies; Advisory Committee, JEN Partners, LLC; Trustee, Salk Institute for Biological Studies
• Mr. Newman’s extensive experience in starting and investing in financial services and other companies enable him to bring valuable insights to the Board in the areas of finance and strategy.
A. Alexander Porter, Jr.	Founder and Partner, Porter Orlin LLC
73	• Founder and Managing Member, Porter Orlin LLC (formerly Porter Felleman, Inc.), an investment management company—1976 to present
Director since July 5, 1995

• Founder and Director, Distribution Technology, Inc.; Trustee, Davidson College; Trustee; The John Simon Guggenheim Memorial Foundation; Trustee, Queens University of Charlotte, North Carolina; Trustee, Library of America

• Mr. Porter’s investment management experience and his board memberships in the higher education and non-profit sectors provide the Board with expertise in finance and governance.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Frank C. Puleo	Attorney
66	• Attorney—2006 to present
Director since March 20, 2008	• Co-Chair, Global Finance Group, Milbank, Tweed, Hadley & McCloy LLP, a law firm—1995 to 2006, Partner—1978 to 2006

•   Directorships of other public companies: Apollo Investment Corporation (member of Audit Committee and Nominations and Governance Committee); CIFC Corp. (member of Audit Committee and Chair of Nominations and Governance Committee)

• Director: CMET Finance LLC; Syncora Capital Assurance Inc.

•   Mr. Puleo’s background as a corporate and finance lawyer enables him to bring analytical, legal and financial insights to the Board’s review of the Company’s strategies, financial disclosures, and legal and regulatory compliance.

Wolfgang Schoellkopf	Managing Partner, Lykos Capital Management, LLC
79	• Managing Partner, Lykos Capital Management, LLC, a private equity management company—2003 to present
Director since July 31, 1997	• Directorships of other public companies: The Bank of N.T. Butterfield & Son Limited; Santander Holdings USA Inc.; Sovereign Bank; BPW Acquisition Corporation (2008-2010)
• Chief Executive Officer, Bank Austria Group USA—2000 to 2001
• Chairman of the Board, Marymount University—2002-2005

•   Mr. Schoellkopf’s leadership roles in a broad range of banking industries, including commercial, consumer, investment and international, enable the Board to oversee all aspects of the Company’s financial operations, funding and liquidity strategies and business planning. In addition, Mr. Schoellkopf has chaired other public company audit committees.

Steven L. Shapiro	Certified Public Accountant and Personal Financial Specialist
71 Director since July 5, 1995

•   Certified Public Accountant and Personal Financial Specialist, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co., an accounting firm, Chairman—1995 to present, various positions—1960 to present

•   Director, MetLife Bank, N.A (Member of Audit Committee and Compliance Committee); Memberships: Rutgers University Executive Advisory Council; American Institute of Certified Public Accountants; New Jersey and Pennsylvania Societies of CPAs; Trustee, Virtua Health and Hospital Foundation Board

•   Mr. Shapiro’s leadership role and experience in the accounting field, as well as his bank and other board positions, enable him to bring to the Board skills to oversee matters relating to the Company’s business strategies and planning, audit of the Company’s financial statements, risks and controls, and other matters. Mr. Shapiro has been a member of the board of seven banks.

J. Terry Strange	Retired Vice Chairman of KPMG, LLP
68	• Various positions at KPMG, LLP—1968 to 2002
Director Since July 31, 2008	• Directorships of other public companies: Group 1 Automotive, Inc.; New Jersey Resources Corp.; Newfield Exploration Company; BearingPoint, Inc. until May 2009
• Director, BBVA Compass Bancshares, Inc.

•   Mr. Strange’s extensive experience in public accounting and directorships of other public companies provide the Board with financial and accounting expertise as well as skills to oversee governance and strategy, in addition to other matters. Mr. Strange has been chair of a number of public company audit committees.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Anthony P. Terracciano	Chairman, SLM Corporation
73	• Chairman, SLM Corporation—January 2008 to present
Director since January 7, 2008

• Chairman, Riggs National Company, a national bank holding company—2004 to 2005

• President, First Union Corporation (now Wachovia); Chairman and CEO, First Fidelity Bancorp; President, Mellon Bank Corp.;

• Vice Chairman and Chief Financial Officer, Chase Manhattan Bank—1984 to 1986
• Chairman, Board of Trustee, Monmouth Medical Center

• Mr. Terracciano has served in board leadership positions for numerous banks, and has held executive management positions during his extensive career in the banking industry. With this background, Mr. Terracciano brings to the Board unparalleled expertise in banking operations, consumer lending, capital markets, finance strategy and planning, asset quality, risk management, leadership and governance, among other matters.

Barry L. Williams	Retired Managing General Partner and President, Williams Pacific Ventures, Inc.
67	• President, Williams Pacific Ventures, Inc., a consulting and investment company—1987 to present
Director since July 31, 2000

• Directorships of other public companies: Ameron International, Inc. until 2011; PG&E Corporation; CH2M Hill Companies; Northwestern Mutual Life Insurance Company; Simpson Manufacturing Co., Inc.; R.H. Donnelly & Company until January 2010

• Director, Trustee Emeritus, American Conservatory Theater; Director, Sutter Health, Trustee, Resources Legacy Foundation; Retired Trustee, Harvard Business School Alumni Association; Retired Trustee, African American Experience Fund; Chairman, Trustee, Management Leadership for Tomorrow.

• Mr. Williams’ experience leading an investment and consulting firm, combined with other leadership roles in business and service as a director of a number of public companies, enables Mr. Williams to bring expertise to the Board in the areas of finance, legal governance, technology and business planning and strategy, among others.

CORPORATE GOVERNANCE

Role and Responsibilities of the Board of Directors

The role of the Board is to promote sustainable, long-term growth of the Company in the interest of its shareholders. The primary responsibilities of the Board are to:

•	Select, evaluate and compensate the Chief Executive Officer (“CEO”);

•	Plan for succession of the CEO and members of the executive management team;

•	Review and approve the Company’s annual business plan and review performance against plan;

•	Review the Company’s long-term strategies and set long-term performance metrics;

•	Review risks affecting the Company and the Company’s processes for managing those risks, and oversee assignment of various aspects of risk management, compliance and governance;

•	Review and approve major transactions;

•	Through its Audit Committee, select and oversee the Company’s independent accountant;

•	Recommend director candidates for election by shareholders; and

•	Evaluate its own effectiveness.

Board Governance Guidelines

The Board’s governance guidelines are reviewed each year by the Nominations and Governance Committee, which recommends proposed changes to the Board as desired. During 2011, the Board amended the Board’s governance guidelines to provide for director stock ownership guidelines expressed as a multiple of four times base retainer, rather than a number of shares. In addition, the Board updated the definition of director independence in the guidelines as a result of switching the exchange on which the Company’s stock is traded to the NASDAQ. The guidelines are published at www.salliemae.com under the tab “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@salliemae.com. The guidelines, along with the Company’s Bylaws, embody the following governance practices, among others:

•	A majority of the members of the Board must be independent directors and all members of the Audit, Nominations and Governance, and Compensation and Personnel Committees must be independent.

•

All directors stand for re-election every year. Directors are elected under a majority vote standard in uncontested elections and shareholders are entitled to cumulate their shares for the election of directors. Directors are not eligible to stand for re-election after reaching age 75; however, the Board has waived this requirement for Mr. Schoellkopf, who was asked by the Board to stand for re-election.

•	The Board has an independent director as Chairman, Mr. Terracciano, and a lead independent director, Mr. Schoellkopf.

•

Each regularly scheduled Board meeting concludes with a session in which only members of the Board, including the CEO and Vice Chairman, Mr. Lord, participate. In addition, each regularly scheduled Board meeting includes an executive session that excludes Mr. Lord and is presided over by Mr. Terracciano or, if he is not in attendance, Mr. Schoellkopf. Each regularly scheduled committee meeting generally concludes with an executive session presided over by the Committee Chair.

•	Board compensation includes SLM stock or other equity-linked compensation.

•	Board members have open communication with all members of management.

•	The Board and its committees may engage its own advisors.

Board Leadership Structure

The Board has been led by an independent chairman, Anthony Terracciano, since the beginning of 2008. The Board currently believes that the Company is best served by separating the role of Chairman and CEO. The independent Chairman serves as the principal representative of the Board, presiding over meetings of the Board and shareholders. The Board’s governance guidelines provide for a Lead Independent Director, who is also independent. The position of Lead Independent Director is currently held by Mr. Schoellkopf. Albert Lord, Vice Chairman and CEO, is the only member of management who is also a member of the Board. The Board believes the current structure is the best structure for the Company.

Director Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board’s governance guidelines described above and published at www.salliemae.com under “Investors, Corporate Governance,” include the standards for determining director independence. These guidelines conform to the independence requirements of the NASDAQ listing standards and are also listed below.

The Board has determined that all of the individuals who served as a director during 2011, and all nominees standing for election at the 2012 Annual Meeting, other than Mr. Lord (our Chief Executive Officer), are independent of the Company. The Board made this determination based on factors including the following:

•	No director or nominee, other than Mr. Lord, is currently or within the past three years has been an employee of the Company;

•	No director or nominee has an immediate family member who is an officer of the Company or, other than Mr. Lord, has any current or recent material relationship with the Company;

•	No director or nominee has a personal services contract with the Company, in any amount;

•	No director or nominee is an employee or owner of a firm that is one of the Company’s paid advisors or consultants, regardless of the amount of such business relationship;

•	No director or nominee is employed by a business that directly competes against the Company;

•

No executive officer of the Company serves or within the past three years has served on either the Board or the compensation committee of any corporation that during the same time period employed either a director or nominee or a member of the immediate family of a director or nominee as an officer;

•

No director or nominee, or member of the immediate family of a director or of a nominee, is a partner in, or a controlling shareholder or an executive officer of, any organization (including any charitable organization) to which the Company made, or from which the Company received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

•

No director or nominee currently serves as an employee of, and no immediate family member of a director or nominee currently serves as an executive officer of, any entity with which the Company’s annual sales or purchases exceeded $200,000 or five percent, whichever is greater, of that entity’s annual revenues in any of the past three years; and

•

No director or nominee or spouse of a director or nominee is an employee of a charitable organization, foundation or university that received in any of the past three years from the Company, in the form of charitable contributions, grants or endowments, more than the greater of (i) $200,000 or (ii) five percent of the organization’s total annual receipts.

In making its determinations regarding independence, the Board took into account that Mr. Hunt was an executive officer of the predecessor of the Company until 1990. Mr.  Lord is not independent because of his employment relationship with the Company.

Board Meetings

During 2011, the Board met eight times, and each of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees on which he or she served. Directors are expected to attend the Annual Meeting, and all 16 members of the Board attended the Annual Meeting in May 2011. During 2011, the independent directors met in executive session seven times.

Board Committees

The Board has established the following committees to assist in its oversight responsibilities, or, in the case of the Executive Committee, to act by delegation: Audit, Compensation and Personnel, Nominations and Governance, Finance and Operations, Executive, Strategy and Preferred Stock Committees. Each committee is governed by a Board-approved written charter, which sets forth the respective committee’s functions and responsibilities. During 2011, each committee undertook a comprehensive review of its charter and responsibilities in coordination with the General Counsel, including a detailed analysis of the committee’s responsibilities and paying particular attention to each committee’s role with regard to monitoring and reviewing the Company’s risk management processes and activities. As a result of the review, each committee adopted an updated charter. In addition, during 2011, the committee’s charters were updated to reflect the Company’s transfer to NASDAQ.

For the following committees, an annual work plan is created from the charters so that responsibilities of the committee are addressed at appropriate times throughout the year: Audit, Compensation and Personnel, Nominations and Governance, and Finance and Operations. During 2011, each of these committees completed a comprehensive review and update of the committee’s workplan to conform the plan to the committee’s updated charter and to ensure that all committee responsibilities were addressed. Agendas for committee meetings are developed based on each committee’s work plan and all other current matters the Committee Chair or management believes should be addressed at the meeting. The Chair of each committee provides regular reports to the Board regarding the subject of the committee’s meetings and any committee actions.

Committee charters are published at www.salliemae.com under “Investors, Corporate Governance.” Shareholders may obtain a written copy of a committee charter by contacting the Corporate Secretary at corporatesecretary@salliemae.com or SLM Corporation, 300 Continental Drive, Newark, DE 19713.

As part of regular rotation of committee leadership and membership, the Board changed committee chairs and membership of the committees in May, 2011.

Audit Committee.    The Audit Committee met 24 times during 2011. The current members of the Audit Committee are Mr. Strange (Chair), Ms. Bates and Mssrs. Hunt, Porter Jr., and Williams. The Audit Committee assists the Board in fulfilling its responsibilities by providing oversight relating to: (1) the integrity of the Company’s financial statements; (2) the Company’s system of internal controls; (3) the qualifications, performance and independence of the Company’s independent registered accounting firm; (4) the performance of the Company’s internal audit function; (5) the Company’s compliance with legal and regulatory requirements; and (6) the review of related persons transactions. In addition, the Audit Committee prepares the report of the Audit Committee for the Company’s annual proxy statement, as required by the Securities and Exchange Commission (“SEC”).

The Board has determined that the following members of the Audit Committee qualify as financial experts: Ms. Bates and Mssrs. Porter Jr.; Strange and Williams. Except for Mr. Strange, none of the Committee members serves on the audit committee of more than three public companies. In addition to his service on the Audit Committee of the Company, Mr. Strange also serves on the audit committees of three other public companies. The Board has determined, however, that such simultaneous service does not impair Mr. Strange’s ability to effectively serve on the Company’s Audit Committee.

Compensation and Personnel Committee.    The Compensation and Personnel Committee (the “Compensation Committee”) met eight times during 2011. The current members of the Compensation Committee are Mr. Puleo (Chair), Ms. Gilleland and Mssrs. Goode and Schoellkopf. The Compensation Committee assists the Board in: (1) approving or recommending as appropriate, compensation, benefits and employment arrangements for the Company’s Chief Executive Officer and executive officers with a title of Executive Vice President and higher (“Executive Management”), and independent members of the Board; (2) reviewing and approving benefit plans, compensation plans and incentive plans applicable to Executive Management; (3) reviewing, approving and administering all equity-based plans of the Company; and (4) overseeing the administration of any employee benefit plans of the Company as required by law or the plan terms or as appropriate. In addition, the Compensation and Personnel Committee (5) receives periodic reports regarding the Company’s compensation programs as they relate to all employees; (6) reviews the Company’s management development and recommends to the Board succession plans applicable to Executive Management; (7) reviews and considers current and developing compensation and personnel related topics as appropriate; and (8) prepares the report of the Compensation Committee for the Company’s annual proxy statement, as required by the SEC. The Compensation Committee also reviews the risks arising from the Company’s compensation policies and practices to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee considers executive officer and director compensation on an annual basis. In January or February of each year, after consultation with independent directors, the Compensation Committee will set Chief Executive Officer and executive officer level compensation. At that time the Compensation Committee will also make a recommendation to the Board regarding director compensation. In addition, throughout the year, the Compensation Committee considers executive compensation consistent with its responsibilities, as warranted by any personnel changes.

Compensation Committee Interlocks and Insider Participation.    The following individuals were members of the Compensation Committee at some point during fiscal year ended December 31, 2011: Ms. Gilleland; Mr. Goode; Mr. Porter Jr.; Mr. Puleo; Mr. Schoellkopf and Mr. Shapiro. No other individual served on the Compensation Committee during the fiscal year ended December 31, 2011, and no member of the Compensation Committee listed in the immediately preceding sentence is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2011.

Nominations and Governance Committee.    The Nominations and Governance Committee met seven times in 2011. The current members of the Nominations and Governance Committee are Mr. Goode (Chair), Ms. Gilleland, Mssrs. Puleo and Schoellkopf. The Nominations and Governance Committee assists the Board in establishing appropriate standards for the governance of the Company, the operations of the Board and the qualifications of directors. The Nominations and Governance Committee also identifies individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of shareholders. The Nominations and Governance Committee also oversees the evaluation of the Board and recommends governance guidelines to the Board. The nominations process is described below, in “Nominations Process.”

Executive Committee.    The Executive Committee met five times in 2011. Membership of the Executive Commitee includes Board committee chairs, the lead independent director, the CEO and the Board Chairman. The current members of the Executive Committee are Mssrs. Terracciano (Chair), Goode, Lord, Martin, Puleo, Schoellkopf and Strange. The Executive Committee has authority to act on behalf of the Board when the Board is not in session. In 2011, the Board revised the Executive Committee’s charter to provide that this committee also assists the Board in fulfilling its oversight responsibilities with regard to establishing risk tolerances and parameters for the Company and overseeing the allocation of risk oversight responsibilities among Board committees.

Finance and Operations Committee.    The Finance and Operations Committee met eight times in 2011. The current members of the Finance and Operations Committee are: Mssrs. Martin (Chair), Diefenderfer, Munitz, Newman and Shapiro. The Finance and Operations Committee assists the Board by providing oversight with respect to (1) material corporate finance matters, including investments, acquisitions, capital management, financing and funding strategy; (2) technology and operations; (3) marketing and product development and (4) the Company’s lending programs.

Strategy Committee.    The Strategy Committee met one time in 2011. The current members of the Strategy Committee are: Mssrs. Terracciano (Chair), Lord, Martin, Newman, Porter Jr. and Schoellkopf. The Strategy Committee engages the CEO and senior management from time to time to develop and prepare for the Board’s annual strategic planning process and facilitate the exchange of information and ideas regarding the Company’s long-term strategic agenda and initiatives.

Preferred Stock Committee.    The Preferred Stock Committee met one time in 2011. The current members of the Preferred Stock Committee are Mr. Schoellkopf (Chair), Ms. Bates and Mr. Shapiro. The Preferred Stock Committee monitors proposed actions of the Company that may impact the rights of holders of the Company’s preferred stock.

The Board’s Role in Risk Oversight

The Board and its Standing Committees oversee the Company’s overall strategic direction, including setting risk management philosophy, tolerance and parameters; and establishing procedures for assessing the risks of each business line as well as the risk management practices the management team develops and utilizes. Management escalates to the Board any significant departures from established tolerances and parameters and reviews new and emerging risks.

In 2011, the Board invested significant time and effort in continuing to consider and address changes in the Company’s risk profile resulting from the end of federal family education loan program (“FFELP”) in 2010. Particular attention was paid to the strategic redirection of the Company’s businesses into consumer lending products and various strategies expanding the Company’s business services opportunities. The format of the Company’s strategic business plan, key performance measures and related risk tolerances and parameters and escalation procedures were revised accordingly. The review included consideration of the role of each Board committee and its existing oversight responsibilities, as well as emerging standards and practices for Board risk oversight, detailed peer comparisons, and areas of the Company’s business subject to regulatory oversight.

As a result of the review, each Board committee undertook a comprehensive review and update of its charter, and during 2011 the Board approved revised charters for each Board committee. As part of the process, the Board provided for the Executive Committee to become responsible for allocation of oversight of specific risks to various Board committees. The Board also directed the Company’s Legal, Compliance and Internal Audit groups to work with management and the Board to review and report on the state of existing Board and management risk practices and procedures and to undertake such improvements as the Board or its committees may direct.

In addition, the Board receives regular reports regarding the Company’s performance against key risk factors including funding and liquidity, credit and counterparty exposure, key operating metrics, as well as new and emerging risks. The Board also reviews the Company’s key risks in connection with its review of the annual business plan for the Company and during 2011, the Board incorporated as part of its strategic planning process and adoption of the Company’s annual business plan, a discussion with the Chief Audit Officer regarding the Company’s risk universe and key material risks.

Throughout the year, the Company’s Chief Audit Officer monitors various risk management and compliance efforts, identifies areas that may require increased focus and resources, and reports significant control issues, risk assessment results and recommendations to the Audit Committee. As part of the process, the Chief Audit Officer performs a risk assessment to identify the Company’s top risks based on significance and likelihood of occurrence, and to help develop the annual internal audit plan. The Audit Committee reviews with the Chief Audit Officer and other members of management results of the risk assessment, including the Company’s key risks, and the processes for reporting those risks to the Board. As part of the review, the Committee discusses management’s processes for addressing the Company’s key risks.

Risk Assessment of Compensation Policies

In 2011, the Compensation Committee reviewed with management the Company’s compensation policies and practices for all employees, including non-executive officers, in order to understand whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee carried out the review during the year in consultation with the Company’s Chief Compliance Officer, Chief Credit Officer and Senior Vice President of Human Resources and the Company’s independent compensation consultant, Pearl Meyer & Partners, LLC. During its review, the Compensation Committee discussed the Company’s compensation policies and practices, incentive compensation policies and practices throughout the Company. The Committee focused on whether there were any features that could encourage unnecessary and excessive risk-taking. As part of its review, the Compensation Committee continued to consider the Company’s executive compensation programs in light of the Joint Banking guidance on Sound Incentive Compensation

Policies requirements that such programs not encourage excessive risk-taking and be compatible with effective controls and risk management. The Committee discussed the existence of risk mitigating factors within the Company’s policies and programs, including deferral arrangements, and in that regard, the Committee received input from management, including the Company’s Internal Audit group. Based on the discussions described above, the Compensation Committee determined that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Nominations Process

The Nominations and Governance Committee considers director candidates recommended by shareholders and also receives suggestions for candidates from Board members. Candidates are evaluated based on the needs of the Board and the Company at that time, given the then-current mix of Board members. The Board seeks representation that reflects gender, ethnic and geographic diversity as reflected in the Board’s governance guidelines. The Nominations and Governance Committee through its charter, is charged with reviewing the composition and diversity of the Board, and as part of the process, the committee incorporates into the Board’s annual evaluation process, opportunity for each Board member to provide input regarding the current and desired composition of the Board and desired attributes of Board members. When evaluating a candidate, the Nominations and Governance Committee does not use any specified minimum qualifications but rather evaluates each nominee’s particular experience and qualifications by considering numerous factors including, but not limited to, a nominee’s:

•	Skills and experience, particularly in the areas of accounting, finance, banking, higher education, marketing, information technology, human resources and law;

•	Knowledge of the business of the Company;

•	Proven record of accomplishment;

•	Willingness to commit the time necessary for Board service;

•	Integrity and sound judgment in areas relevant to the business;

•	Impartiality in representing shareholders;

•	Ability to challenge and stimulate management; and

•	Independence.

To recommend a candidate, shareholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the Nominations and Governance Committee at corporatesecretary@salliemae.com, or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713. The shareholder should also include his or her contact information and a statement of his or her share ownership. The Nominations and Governance Committee considers and evaluates candidates recommended by shareholders in the same manner that it considers and evaluates all other director candidates. In order to have been timely for consideration at the 2012 Annual Meeting, a notice of any director candidate recommendation must have been received by the Company on or after January 20, 2012 and on or before March 20, 2012. Any such notice also must satisfy the other requirements in the Company’s By-laws applicable to shareholder proposals and nominations. The Committee did not receive any such notices of recommendations for director candidates for the 2012 Annual Meeting.

Shareholder Communications with the Board

Shareholders and other interested parties may submit communications to the Board, the non-management directors as a group, the Lead Independent Director, the Chairman of the Board, or any other individual member of the Board by contacting the Chairman of the Board or the Lead Independent Director in writing at the following address: corporatesecretary@salliemae.com, or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713.

Code of Business Conduct

The Company has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s website (www.salliemae.com under “Investors, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Company intends to post amendments to or waivers of the Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm for 2010 and 2011

Aggregate fees billed for services performed for the Company by its independent accountant, PricewaterhouseCoopers LLP, for fiscal year ended December 31, 2011, and for fiscal year ended December 31, 2010, are set forth below.

	2011	2010
Audit Fees	$4,395,330	$5,400,406
Audit-Related Fees	2,938,986	3,997,735
Tax Fees	709,025	669,200
All Other Fees	0	0
Total	$8,043,341	$10,067,341

Audit Fees.    Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees.    Audit-related fees include fees for assurance and other services related to service provider compliance reports, trust servicing and administration reports, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Tax fees include fees for tax return preparation services and consultations related to tax compliance and tax planning.

All Other Fees.    All other fees for the fiscal years ended December 31, 2011 and December 31, 2010 were $0.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy concerning the approval of audit and non-audit services to be provided by the independent accountant to the Company. The policy requires that all services to be provided by the Company’s independent accountant be pre-approved by the Audit Committee or its Chair. Each approval of the Audit Committee or the Chair must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by PricewaterhouseCoopers LLP during 2011. The Chair reports to the Audit Committee regarding services that he or she pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of non-audit services by PricewaterhouseCoopers LLP that have been pre-approved by the Audit Committee. No services provided by our independent auditor were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As previously reported, on January 5, 2012, the Audit Committee engaged KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. During the two fiscal years ended

December 31, 2011 and 2010, and through February 27, 2012 (the date of filing the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC), the Company did not consult with KPMG regarding (i) the application of accounting principles to any proposed transaction or the rendering of any audit opinion on the Company’s consolidated financial statements; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as those terms are defined in Item 304(a)(1) of Regulation S–K

As previously reported, on November 30, 2011, the Audit Committee approved the dismissal of PwC as the Company’s independent registered public accounting firm, with such dismissal to become effective upon completion by PwC of its procedures on the financial statements of the Company as of and for the year ended December 31, 2011 and the filing of the related Form 10-K. The audit reports of PwC: (i) on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle; and (ii) on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle. During the two fiscal years ended December 31, 2011 and 2010, and through February 27, 2012 (the date of filing the Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC), there were (i) no “disagreements” between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management and the Company’s independent accountant, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2011. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended, including among other things, matters related to the conduct of the audit of our financial statements.

The Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the accountant’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee

J. Terry Strange, Chairman

Ann Torre Bates

Ronald F. Hunt

A. Alexander Porter, Jr.

Barry L. Williams

OWNERSHIP OF COMMON STOCK

Listed below are the only entities known by the Company to have been the beneficial owners of more than 5% of the outstanding shares of Company common stock.

Name and Address of Beneficial Owner	Shares(1)	Percent of Class(2)
Barrow, Hanley, Mewhinney & Strauss, Inc.(3) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	52,427,671	10.31%

Highfields Capital Management LP et al.(4) John Hancock Tower 200 Clarendon Street, 59th Floor Boston, MA 02116	45,749,454	9.00%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	39,180,337	7.70%

Vanguard Group, Inc.(6) 100 Vanguard Boulevard Malvern, PA 19355	26,779,945	5.26%

FMR LLC (7) 82 Devonshire Street Boston, MA 02109	26,108,296	5.13%

(1)	Except as indicated, each institution has sole investment power and has sole power to vote with respect to the shares listed.

(2)

Beneficial ownership is determined under SEC Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13G reports filed with the SEC, and the ownership interests indicated are current only as of the dates indicated in the filing with the SEC.

(3)

Based on information contained in the Schedule 13G filed on February 9, 2012, by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”). Barrow has sole voting power relative to 17,664,639 shares, shared voting power relative to 34,763,032 shares and sole investment power relative to 52,427,671 shares.

(4)

Based on information contained in the Schedule 13G filed on February 14, 2012, by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson, Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III”) (collectively, “Highfields”), wherein they reported that: Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC and Mr. Jacobson have sole investment and voting power relative to 45,749,454 shares; Highfields I has sole investment and voting power relative to 3,472,046 shares; Highfields II has sole investment and voting power relative to 10,948,683 shares; and Highfields III has sole investment and voting power relative to 31,318,526 shares. The shares of common stock beneficially owned by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC and Mr. Jacobson are directly owned by Highfields I, Highfields II and Highfields III. Each reporting person disclaims beneficial ownership of the shares of common stock beneficially owned by the other reporting persons. The address of Highfields is the address of Highfields Capital Management LP et al noted above, except that the address of Highfields III is c/o Goldman Sachs (Cayman) Trust Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.

(5)	Based on information contained in the amendment to Schedule 13G filed on February 14, 2012, by T. Rowe Price Associates, Inc.

(6)

Based on information contained in the Schedule 13G filed on February 6, 2012, by Vanguard Group, Inc. Vanguard has sole voting power relative to 709,910 shares, sole dispositive power relative to 26,070,035 and shared dispositive power relative to 709,910 shares.

(7)

Based on information contained in the Schedule 13G filed on February 13, 2012, by FMR LLC. FMR LLC has sole voting power relative to 169,110 shares and sole dispositive power relative to 26,108,768 shares.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information regarding shares of common stock of the Company beneficially owned (i.e., owned or pursuant to SEC rules that may be acquired within 60 days), for each of the Company’s directors, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers of the Company (the “Named Executive Officers” or “NEOs”), as well as all directors and Named Executive Officers as a group. The ownership information is as of February 17, 2012.

	Shares(1)	Vested Options(2)	Total Beneficial Ownership(3)	Percent of Class
Director Nominees
Ann Torre Bates	18,739	87,336	106,075	*
William M. Diefenderfer III(4)	95,290	114,301	209,591	*
Diane Suitt Gilleland(5)	108,510	94,591	203,101	*
Earl A. Goode	35,089	108,261	143,350	*
Ronald F. Hunt	196,430	107,981	304,411	*
Michael E. Martin(6)	83,797	21,536	105,333	*
Barry A. Munitz	154,226	69,091	223,317	*
Howard H. Newman	24,089	21,536	45,625	*
A. Alexander Porter, Jr.(7)	716,398	112,806	829,204	*
Frank C. Puleo	39,089	21,536	60,625	*
Wolfgang Schoellkopf	24,089	91,371	115,460	*
Steven L. Shapiro(8)	197,929	102,261	300,190	*
J. Terry Strange	27,689	17,681	45,370	*
Anthony P. Terracciano	192,901	1,789	194,690	*
Barry Lawson Williams	43,886	85,556	129,442	*
Named Executive Officers
Albert L. Lord(9)	1,082,533	2,003,999	3,086,532	*
Jonathan C. Clark(10)	185,319	46,200	231,519	*
John F. Remondi(11)	673,929	2,511	676,440	*
Joseph A. DePaulo(12)	230,415	135,677	366,092	*
Laurent C. Lutz(13)	175,349	13,754	189,103	*
Directors and Officers as a Group	4,305,696	3,259,774	7,565,470	1.50%

*	Less than one percent

(1)

Shares held directly or indirectly with a spouse, including shares credited to Company-sponsored retirement plans. Total for NEOs includes (i) vested restricted stock units (“RSUs”) awarded as a portion of bonus paid in January 2011 and January 2012, (ii) unvested RSUs granted in January 2011, (iii) unvested performance stock units (“PSUs”) granted in January 2012 and (iv) unvested dividend equivalent units (“DEUs”) granted on unvested restricted stock and RSUs. The individuals holding such RSUs, PSUs and DEUs have no voting or investment power over these units.

(2)	Shares that may be acquired within 60 days of February 17, 2012 through the exercise of stock options. Net settled options are shown on a “spread basis”, and if not in-the-money, they are shown as 0.

(3)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(4)	4,100 shares are phantom stock units credited to a deferred compensation plan account.

(5)	13,111 shares are phantom stock units credited to a deferred compensation plan account.

(6)	3,208 shares are phantom stock units credited to a deferred compensation plan account.

(7)	Mr. Porter’s share ownership includes 687,771 shares over which he has both investment and voting control. 3,268 of the shares are phantom stock units credited to a deferred compensation plan account.

(8)

8,785 shares are phantom stock units credited to a deferred compensation plan account. Mr. Shapiro’s share ownership includes 3,000 shares held in a Roth IRA and 129,640 shares held in an LLC owned by Mr. Shapiro and his spouse.

(9)

Mr. Lord’s share ownership includes 2,100 shares held by his wife. 6,707 of the shares are phantom stock units credited to a deferred compensation plan account. 382,849 of the shares are RSUs, PSUs or DEUs over which Mr. Lord has no voting or dispositive control.

(10)	146,539 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Clark has no voting or dispositive control .

(11)	225,251 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Remondi has no voting or dispositive control.

(12)

Mr. DePaulo’s share ownership includes 1,740 shares held in custodial accounts for his children. 164,057 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. DePaulo has no voting or dispositive control.

(13)	86,368 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. DePaulo has no voting or dispositive control.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed annually by the Board. The following sets forth biographical information concerning the Company’s executive officers who are not directors. Biographical information for Mr. Lord, Vice Chairman and Chief Executive Officer, is included above in “Nominees for Election to the Board of Directors.”

Name and Age	Position and Business Experience
Jonathan C. Clark 53

• Executive Vice President and Chief Financial Officer, SLM Corporation—January 2011 to present, Executive Vice President and Treasurer—January 2009 to January 2011, Senior Vice President and Treasurer—September 2008 to January 2009, Senior Vice President—March 2008 to September 2008

• Managing Director, Credit Suisse Securities (USA) LLC, an investment bank—2000 to 2007
• Responsibilities included overseeing delivery of all investment banking products and services for clients within and outside of the student loan industry while at Credit Suisse Securities
Joseph A. DePaulo	• Executive Vice President, SLM Corporation—March 2009 to present
46	• Chief Executive Officer, Credit One Financial Solutions, a consumer lending company—2006 to 2009

• In addition to responsibilities typical of a CEO, Mr. DePaulo’s responsibilities while at Credit One included responsibility for managing marketing and product development for unsecured consumer loans

• Group Executive, US Card Business Development Operations, MBNA Corp., a credit card company—2005 to 2006

• Various positions at MBNA Corp. including Risk Management, Chief Marketing Officer of Consumer Finance and Chief Marketing Officer, Europe—1992-2004

Laurent C. Lutz 51	• Executive Vice President and General Counsel, SLM Corporation—January 2011 to present
• Chief Legal Officer and Secretary, BearingPoint, Inc., a global management and technology consulting firm—March 2006 to December 2008. On February 27, 2009,
BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S.
Bankruptcy Code.
• Associate General Counsel, Accenture, Ltd., a global information technology consulting firm—1999 to 2006
• While at Accenture Mr. Lutz was instrumental in the design and implementation of the legal aspects of the company’s transition to a public company
John F. Remondi 49	• President and Chief Operating Officer, SLM Corporation—January 2011 to present, Vice Chairman and Chief Financial Officer—January 2008 to January 2011
• Portfolio Manager, PAR Capital Management, Inc., a private equity firm—2005 to December 2007
• Responsibilities included managing investments in public companies while employed at PAR Capital Management
• Executive Vice President, SLM Corporation—2001 to 2005, Senior Vice President—1999 to 2001
• Chief Financial Officer and Senior Vice President, Nellie Mae Corporation—1988 to 1999

EXECUTIVE COMPENSATION

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board its inclusion herein and its incorporation by reference in the Company’s Annual Report on Form 10-K for the year ending December 31, 2011.

Compensation and Personnel Committee

Frank C. Puleo, Chairman

Diane Suitt Gilleland

Earl A. Goode

Wolfgang Schoellkopf

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The objectives of the Compensation and Personnel Committee (the “Committee”) in establishing the components and levels of the Company’s executive compensation program are to:

•

Ensure the Company’s compensation is sufficiently competitive to attract and retain qualified members of senior management, i.e., individuals at the level of Named Executive Officers and others at the level of Executive Vice President and Senior Vice President;

•	Pay for performance consistent with the achievement of pre-established corporate and individual goals; and

•	Maintain a compensation structure that provides a mix of fixed and variable compensation that appropriately balances risk while rewarding performance aligned with the Company’s long-term interests.

Elements of Compensation

The Company’s executive compensation program consists of six elements of compensation. These elements, as well as the reasons why each was chosen, the ways in which each element achieves compensation objectives and how each element affects decisions regarding other elements, are described below.

Base salary

• Set with respect to the responsibilities of each executive.

• Competitive to attract and retain senior management.

• Bonus, retirement and cash severance benefits are calculated, in part, by reference to base salary.

Annual incentive bonus

• Paid to reward performance of pre-established annual corporate and individual goals.

• Maintains executive investment in Company performance.

• Paid to senior management in various proportions of cash and restricted stock units subject to transfer restrictions lapsing in one-third increments, or in some instances one-half increments. Proportions are based on level of seniority and management responsibilities. Bonuses for Named Executive Officers are paid 50% in cash and 50% in restricted stock units with restrictions that lapse in one-third increments.

• Subject to clawback as described in “Description of Applicable Equity Plans”.

• Retirement and cash severance benefits are calculated, in part, by reference to incentive bonuses.

Longer-term, equity-based incentives

•  Substantial component of compensation for senior management granted based on individual performance and future expectations.

•  Achieves goals of aligning shareholder and management interests and linking pay to longer-term corporate performance.

•  Divided between (i) stock units and (ii) stock options, in order to balance investment resulting from stock ownership and the appreciation potential provided by stock options.

•  In 2012 the Committee determined to grant the Company’s Named Executive Officers performance stock units vesting based upon achievement of cumulative “core earnings” net income targets over a three year performance period as described below in “Changes to Executive Compensation Program in 2012.” The Committee otherwise retained past practice of granting restricted stock units, subject to three-year time vesting, to other members of senior management.

•  In 2012, performance stock units represented approximately two-thirds of the total value of these equity awards to Named Executive Officers. In 2011, restricted stock units represented approximately two-thirds of the total value.

•  In 2012, the Committee granted senior management, including Named Executive Officers, stock options vesting over a three-year period with two-thirds of these grants also subject to achievement of pre-established stock price targets. In 2011, options granted to senior management, including Named Executive Officers, vested ratably over a three-year period.

•  Subject to clawback as described in “Description of Applicable Equity Plans”.

•  Awards do not affect retirement or other benefits.

Retirement benefits[1]

•  Defined contribution savings program.

•  Designed to provide corporate and individual tax benefits and to assist executives with retirement planning.

•  Provide competitive compensation and recognize tenure.

•  Not a significant part of Named Executive Officers’ total compensation.

•  Retirement benefits do not effect annual compensation decisions.

•  During 2010 and 2011, the Company terminated its tax-qualified and non-qualified pension plans, and all benefits to Named Executive Officers were distributed by the end of 2011.

Severance benefits[2]

•  Provide uniform severance to senior management under the Company’s Executive Severance Plan for Senior Officers and the Company’s Change in Control Severance Plan (collectively, the “Company’s Severance Plans”).

•  Maintenance of standard severance policies for senior management consistent with plans to right-size staffing needs as the Company’s FFELP business winds down and growth strategies shift, while reducing desire to seek outside employment during periods when the Company may be contemplating major strategic changes.

1 The Company’s defined contribution savings program provides for Company and employee contributions to tax-deferred, savings-style accounts under both a tax-qualified plan and a non-qualified plan. The investment risk is borne solely by employees.

2 The terms of these agreements and plans are summarized below in “Narrative Description of Employment Arrangements.”

•  The Company may, from time to time, utilize employment agreements during some transition period after an executive’s initial hire to supplement the terms of the Company’s Severance Plans during their transition and to provide transition benefits such as relocation and travel allowances. At the beginning of 2011 Mr. Remondi, Mr. Lutz and Mr. DePaulo had individual employment agreements which included individually negotiated arrangements. Mr. Remondi and Mr. DePaulo’s agreements expired during the first quarter of 2011 and were not renewed. Mr. Lutz’s agreement was entered into in connection with his initial hire and modifies certain provisions of the Company’s Severance Plans through January 5, 2013. For a summary of the agreement, see “Narrative Description of Compensation Arrangements” below.

•  Benefits payable under the Company’s Severance Plans do not affect decisions regarding other compensation and benefits.

•  In March 2011, the Committee amended the Change in Control Severance Plan to remove from the definition of change in control, sales of business lines of the Company.

•  In 2011, the Committee amended the Executive Severance Plan to (i) align its terms with those of the Change in Control Severance Plan with regard to ratable payment of bonuses in year of termination, (ii) make technical amendments to extend the Executive Severance Plan to senior vice presidents of subsidiaries in connection with a decision to reduce the number of officers of the Company and (iii) exclude from the computation of severance, income from vesting of restricted stock during the two-year period prior to employment termination.

Other benefits

•  Annual physical examination is provided for senior management.

•  Travel allowance provided to Mr. Remondi, who was recruited from another geographic location, was decreased by half to $62,500 in 2012.

•  One-time relocation and travel allowances were provided to Mr. Lutz under his employment agreement, as he was recruited from another geographic location

Changes to Executive Compensation Program for 2012

The Committee regularly reviews and considers the elements and levels of the Company’s executive compensation program in light of industry best practices and the evolution of the Company’s business strategy. The Committee also considers the results of the Company’s annual “say on pay” advisory vote of shareholders when considering compensation for Named Executive Officers and others members of senior management. As part of the Company’s annual strategic planning process in late 2011, the Board and senior management established three-year projected performance targets designed to achieve prudent growth in each of the Company’s operating segments. The Company’s 2012 operating plan was then created. The Committee gave significant consideration to the Company’s agreed three-year strategic plan, as well as the 2012 operating plan, in developing and adopting changes to executive compensation in 2012.

Longer-Term Equity-Based Incentives

•

In early 2012, the Committee granted performance stock units to Named Executive Officers with vesting levels based on achievement of cumulative “core earnings”[1] net income (“Cumulative Net Income”) for the period from January 1, 2012 through December 31, 2014. These performance stock units vest 100% at the target level if Cumulative Net Income is $3.3 billion, and between 50% and 130% of the target level to the extent Cumulative Net

1 “Core Earnings” are not a substitute for reported results under generally accepted accounting principles (“GAAP”), however management use Core Earnings as a primary financial performance measure. A full explanation of Core Earnings and reconciliation to the Company’s financial statements prepared in accordance with GAAP can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which can be obtained on the Company’s website and otherwise as described on the first page of this proxy statement.

Income is more than $2.6 billion and $3.6 billion or above. The Committee selected the Cumulative Net Income metric and established the target level of achievement. In making this decision, the Committee considered the challenges management will face in coming years to replace contributions to net income previously derived from net interest margin on FFELP Loans and related servicing revenues generated from FFELP Loans, including newly originated FFELP Loans. As existing FFELP Loans become more seasoned, or are repaid, and are not replaced through new FFELP Loan originations, net income derived from various sources on these loans will decrease. Management must then grow existing businesses, expand into new business lines, and aggressively manage expenses in order to maintain and improve on historical levels of “core earnings” net income.

•

The Committee revised the terms for option awards granted to senior management. Options granted to senior management in early 2012 will expire in five years and vest as follows: one-third will vest one year from the grant date; one-third will vest upon (i) the Company’s common stock having a closing price per share that is at least $17.00 for any five consecutive trading days and (ii) two years from the grant date; and one-third will vest upon (i) the Company’s common stock having a closing price per share that is at least $19.00 for any five consecutive trading days and (ii) three years from the grant date.

•

In accordance with changes to our general equity policies made in early 2011, these performance stock units and options will continue to vest in accordance with their original terms after any retirement or severance event covered by the Company’s Severance Plans, but not upon an executive’s voluntary termination of employment for other than specified good reasons.

2011 Summary of Results

We continue to operate in a challenging macroeconomic environment marked by high unemployment and uncertainty which contributes added uncertainty to Private Education Loan repayment and default patterns. On July 1, 2010, Congress eliminated FFELP Loan originations, a major source of our net income. Accordingly, we no longer originate FFELP Loans or receive the fees associated with such originations. Despite this environment and the loss of major sources of our net income, management significantly achieved each of the 2011 objectives established in the Company’s strategic plan.

“Core Earnings” for the year were $977 million ($1.83 diluted earnings per share) compared to $1.03 billion ($1.92 diluted earnings per share) in 2010. “Core Earnings” were down as gains on loan sales and debt repurchases in 2011 were $574 million less than in 2010. Excluding these gains on loan sales and debt repurchases in 2010, “Core Earnings” were up $521 million year-over-year due to improvements in net interest income, loan loss provision, expenses and discontinued operations.

2011 Management Objectives

In 2011 we set out five major goals to create shareholder value. We believe management achieved each of these objectives in 2011.

Reduce Operating Expenses

As a result of the decline in our FFELP related revenue, we must effectively match our cost structure to our ongoing business. As such, we set a goal of having a quarterly operating expense of $250 million in the fourth quarter of 2011 (by comparison, our 2010 fourth-quarter operating expenses were $308 million). We achieved this goal as our fourth-quarter 2011 operating expenses were $243 million.

Prudently Grow Consumer Lending Segment Assets and Revenue

We achieved this goal by originating increasing numbers of high quality Private Education Loans, with higher net interest margins, and lower charge-offs and provision for loan losses. Originations were 19 percent higher in 2011 compared with

2010 with average FICO and cosigner rates higher compared with the prior year. “Core Earnings” net interest margin increased from 3.9 percent to 4.1 percent. Charge-offs decreased to 3.7 percent of loans in repayment from 5.0 percent in 2010. Provision for loan loss decreased to $1.18 billion from $1.3 billion in 2010.

Increase Business Services Segment Revenue

Our Business Services segment comprises several businesses with customers related to FFELP. These businesses will experience revenue declines due to the discontinuance of this program and several other businesses with customers that provide growth opportunities. In 2011, our Business Services segment revenue increased to $1.4 billion up from $1.3 billion in 2010.

Maximize Cash Flows from FFELP Loans

We achieved this goal in 2011 by acquiring $1.6 billion of existing FFELP loans and improving our net interest margin from 93 basis points in 2010 to 98 basis points in 2011.

Reinstate Dividends and/or Share Repurchases

We achieved our objective of either paying dividends or repurchasing shares, or both by the second half of 2011. Beginning in June, we began to pay quarterly dividends of $.10 per share on our common stock, the first since 2007. During the second and third quarters of 2011, we paid $300 million to repurchase 19.1 million common shares on the open market.

Management Incentive Plan for 2011

As part of the Company’s annual strategic planning process, management develops an operating plan for the upcoming year. The Committee and management then discuss and agree on specific performance measures set forth in a management incentive plan established for the purpose of focusing executives around achievement of the operating plan. Individual performance objectives are then separately developed for each executive covered by our management incentive plan. An executive’s annual bonus potential is generally a function of each executive’s position and base salary. An executive’s actual bonus is determined proportionately based on relative achievement of pre-established corporate and personal goals, and in each case may be above or below potential based on actual performance. As to our NEOs, the Committee is also actively involved in considering bonus potential, achievement of pre-established personal goals and approving actual salary, bonuses and long-term incentive compensation.

In late 2010 and early 2011 the Committee considered the Company’s approved operating plan for 2011 and met with management to discuss the performance measures it would apply in establishing the 2011 management incentive plan. For 2011, the Committee determined to adopt the following performance measures for the 2011 management incentive plan: earnings per share measured on a “core earnings” basis; improvement of private education loan charge-offs and delinquencies; operating expense reductions; capital adequacy; maintenance of targeted liquidity levels and increases in fee-based income.

The Committee met multiple times during January and February 2012 to review the Company’s performance against the 2011 management incentive plan and to consider the individual performance of the CEO and other Named Executive Officers over the course of the year. In light of their previously established personal performance goals, the Chairman of the Board provided his review and assessment of the CEO and other input at the meetings. The Committee and the Chairman reviewed the Company’s relative achievement of each of the previously identified measures of the Board based on discussions with the CEO and information provided by management. After these discussions, the Committee determined that the aggregate achievement of such objectives was attained at a level of 118. 6% of the targets set under the 2011 management incentive plan.

Individual Performance of NEOs for 2011

In its December 2011 and January and February 2012 meetings, the Committee and the Chairman of the Board also reviewed with the Committee’s compensation consultant current and proposed compensation, including long-term incentive awards, for the Company’s Named Executive Officers compared to the following peer group (the “Peer Group”): Alliance Data Systems Corp., BB&T Corp., Capital One Financial Corp., CIT Group Inc., Discover Financial Services Inc., Fidelity National Information Services, Fifth Third Bancorp, Fiserv Inc., Huntington Bancshares, KeyCorp, M&T Bank Corp., and Total Systems Services Inc.

In establishing Mr. Lord’s compensation, the Committee and the Chairman reviewed the individual performance of Mr. Lord, including how his performance contributed to the achievement of operating plan objectives. During this review, they considered, among other things, Mr. Lord’s accomplishments in the following areas:

•	Return a portion of operating earnings to shareholders
•	Improve operating efficiency and achieving targeted operating expenses
•	Reverse decline in private originations
•	Expand fee income business opportunities
•	Expand retail banking franchise
•	Lengthen liability maturity structure
•	Improve U.S. Department of Education servicer rating and increasing the Company’s market share

On the basis of Mr. Lord’s performance during 2011, the Committee granted Mr. Lord a bonus of $2.5 million for 2011, consisting of $1,250,000 paid in cash and $1,250,000 paid in restricted stock units restricted from transfer as described above. In February 2012, the Committee also granted Mr. Lord long-term incentive awards consisting of 166,770 performance stock units and options to purchase 307,929 shares of Company common stock, each on the terms described above. The Committee also determined to maintain Mr. Lord’s salary at $1 million for 2012.

The Committee then reviewed with the CEO the individual performance of the other NEOs for 2011, including how each individual’s performance contributed to the achievement of operating plan objectives. The Committee discussed with the CEO his recommendations for levels of compensation, bonuses and long-term incentive awards for each NEO based, in part, on the following individual achievements, and approved the following levels of compensation, bonuses and long-term incentive awards.

Mr. Remondi:

•	Grow revenue, including fee income and private credit origination
•	Reduce expenses, including achievement of targeted annual run-rate
•	Redesign core processes and institutionalize an efficiency discipline
•	Maintain asset quality and control losses, based on charge off and delinquency metrics
•	Establish strategy framework for 2012, analyze environmental issues, and set priorities on value-added business to achieve EPS goals and shareholder value creation
•	Create team culture
•	Develop and clearly communicate business strategy for consumer lending and business servicing segments
•	Expand fee income and retail banking franchise
•	Participate in Government Relations initiatives
•	Improve performance under U.S. Department of Education servicing contract
•	Return capital to shareholders

On the basis of Mr. Remondi’s performance during 2011, the Committee granted Mr. Remondi a bonus of $1.7 million for 2011, consisting of $ 850,000 paid in cash and $850,000 paid in restricted stock units restricted from transfer as described above. In February 2012, the Committee also granted Mr. Remondi long-term incentive awards consisting of 93,808 performance stock units and options to purchase 173,210 shares of Company common stock, each on the terms described above. The Committee also determined to maintain Mr. Remondi’s salary at $850,000 for 2012.

Mr. Clark:

•	Maintain accurate books and records and strong control environment, increase standardized internal reporting and focus on compliance

•	Manage excess allocated capital and liquidity to targeted levels
•	Accomplish designated refinancing and strategically aligned acquisitions
•	Provide analytical support for loan pricing and loss expectations.
•	Execute unsecured debt repurchase to targeted levels
•	Execute shareholder distributions in a way that enhances value long-term.
•	Refine and improve the Company’s messaging and presentation to reflect our progress and development.
•	Manage operating expenses to achieve targeted run rate, including identifying savings opportunities and consolidating duplicate functions
•	Increase equity and debt investor base

On the basis of Mr. Clark’s performance during 2011, the Committee granted Mr. Clark a bonus of $1.1 million for 2011, consisting of $550,000 paid in cash and $550,000 paid in restricted stock units restricted from transfer as described above. In February 2012, the Committee also granted Mr. Clark long-term incentive awards consisting of 70,877 performance stock units and options to purchase 130,869 shares of Company common stock, each on the terms described above. The Committee also determined to increase Mr. Clark’s salary to $500,000 for 2012.

Mr. Lutz:

•	Review and revise existing SEC reporting content, procedures and processes
•	Revise legal group budget and reporting processes
•	Manage legal and insurance expenditures to targeted levels
•	Assist CEO and executive management team with respect to coordination and implementation of specified compliance and government relations projects
•	Improve quality and content of meeting materials and agendas for board of directors and related committees
•	Implement 360 degree feedback system for legal group leadership team

On the basis of Mr. Lutz’s performance during 2011, the Committee determined to grant Mr. Lutz a bonus of $850,000 for 2011, consisting of $425,000 paid in cash and $425,000 paid in restricted stock units restricted from transfer as described above. In February 2012, the Committee also granted Mr. Lutz long-term incentive awards consisting of 58,369 performance stock units and options to purchase 107,775 shares of Company common stock each on the terms described above. The Committee also determined to maintain Mr. Lutz’s salary at $500,000 for 2012.

Mr. DePaulo:

•	Achieve private credit loan origination volume objective at targeted return levels
•	Achieve full year and fourth quarter run-rate expense targets
•	Achieve targeted revenue for business services and fee income businesses
•	Achieve targeted credit card product returns
•	Achieve Sallie Mae Bank goals
•	Achieve targeted cost of funds for retail banking products
•	Implement service tracking metrics and corresponding standards

On the basis of Mr. DePaulo’s performance during 2011, the Committee determined to grant Mr. DePaulo a bonus of $1.2 million for 2011, consisting of $600,000 paid in cash and $600,000 paid in restricted stock units restricted from transfer as described above. The Committee also granted Mr. DePaulo long-term incentive awards consisting of 79,216 performance stock units and options to purchase 146,266 shares of Company common stock, each on the terms described above. The Committee also determined to maintain Mr. DePaulo’s salary at $500,000 for 2012.

Role of the Compensation Committee and Chief Executive Officer

On a yearly basis, the Committee reviews and approves the Company’s annual management incentive plan that establishes annual corporate goals and is applicable to all members of senior management. In adopting the management incentive plan, the Committee reviews and considers the Company’s annual business plan approved by the Board, focusing on the goals of business plan and on aligning the Company’s incentive-based compensation to achieve the Company’s Board-approved goals. The Committee also discusses the proposed management incentive plan with the CEO and the Committee’s compensation consultant. The Committee maintains discretion to decrease bonus amounts under the management incentive plan.

The Committee, in consultation with the Chairman of the Board and the other independent members of the Board, reviews the annual performance of the CEO and approves his compensation and long-term incentive award for the upcoming year and his bonus under the incentive plan for the prior year. The CEO reviews with the Committee the performance of each NEO and recommends compensation, bonus and long-term incentive awards for each NEO other than himself. The Committee considers these recommendations in consultation with its compensation consultant, approves final awards for each NEO, and makes its own determination with regard to the CEO.

Compensation Consultant and Use of Peer Group

The Committee retains a compensation consultant to advise it. During the annual compensation process, the Committee uses the compensation consultant to accomplish the following:

•	Recommend a peer group of companies for benchmarking executive and director compensation;

•	Provide market-relevant information as to the composition of director and executive compensation;

•	Identify trends in executive and director compensation;

•	Provide an update on legislative and regulatory changes that affect director and executive compensation; and

•	Provide views on the reasonableness of amounts and forms of director and executive compensation.

The Committee’s consultant during 2011 was Pearl Meyer & Partners, LLC (“Pearl Meyer”). In setting compensation, the Committee reviews compensation data from a variety of sources. These data are used as a context to inform the Committee about the marketplace for executive pay and to determine if pay at the Company is fair and reasonable.

In November 2011, the Committee considered companies within the financial services sector for potential inclusion in a peer group for compensation purposes. The Committee considered each company’s annual revenues, assets, market capitalization, similarity of business model to the Company’s business, and other relevant factors. The Committee reviewed with Pearl Meyer the nature of each company and appropriateness of inclusion in the peer group. Based on this review, in November 2011, the Committee chose the Peer Group shown above in “Individual Performance of NEOs.” The Committee selected each of the companies in the Peer Group based on the nature of their business and their revenues, assets, net income, market value and/or workforce size within a range of the Company’s. After selection of the Peer Group, with the assistance of Pearl Meyer, the Committee in late 2011 and early 2012 reviewed the Company’s executive pay compared to executive pay levels at other companies, using data from the Peer Group as well as other comparative data.

Other Arrangements, Policies and Practices Related to Executive Compensation Programs

Share Ownership Guidelines

The Company has maintained share ownership guidelines applicable to NEOs for more than ten years, except for a four-month period beginning in April, 2009, during which time the application of the guidelines was suspended due to the decreased price of the Company’s common stock as a result of the global economic downturn. The ownership guidelines, which are expected to be achieved over a five-year period, are as follows:

Chief Executive Officer—Lesser of 1 million shares or $5 million in value

President and Chief Operating Officer—Lesser of 500,000 shares or $2.5 million in value

Executive Vice President—Lesser of 200,000 shares or $1 million in value

The guidelines encourage continued ownership of a significant amount of the Company’s common stock acquired through equity awards and help align the interests of executives with the interests of the Company’s shareholders. Except as otherwise approved by the Committee, an NEO must hold all Company common stock acquired through equity grants until the guidelines are met, and an NEO will not be eligible to receive further equity grants if he or she sells this stock before the guidelines are met or after the guidelines are met, if such sale would result in violation of the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and performance stock units; on an after-tax basis, restricted stock and restricted stock units that vest solely upon the passage of time and vested stock options, to the extent that they are “in-the-money on an after-tax basis.”

All NEOs meet the share ownership guidelines as of the date of this report.

Hedging Prohibition

Company policy prohibits directors and senior management from transacting in derivative instruments providing “downside” protection with regard to Company common stock.

Opportunity to defer compensation

The Company offers senior management, including the NEOs, the opportunity to defer payment of a portion of their cash compensation into a non-qualified deferred compensation plan. The Company provides this opportunity to be competitive and provide retirement planning opportunities. The Committee views the plan as providing executives with an optional strategy to engage in tax-deferred retirement planning rather than a provided benefit. The Company does not make contributions to the deferred compensation plan or pay above market rates of return on amounts contributed to the plan.

Accounting and Tax Information

Section 162(m) of the Internal Revenue Code: Tax Deductibility of Compensation over $1 million

Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than the chief executive officer, who have been serving as of the last day of the Company’s fiscal year (“covered employees”). The Internal Revenue Service has issued technical guidance stating that a company’s chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)’s disallowance of a federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to shareholder-approved plans. Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the Committee retains the flexibility to award compensation the NEOs that is not deductible for federal income tax purposes.

2011 SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid or awarded to or earned by each of the NEOs for the fiscal year ended December 31, 2011. NEOs for 2011 are: Mr. Lord, who served as Principal Executive Officer for the entire year; Mr. Clark, who served as Principal Financial Officer from January 18, 2011 (prior to that, he served as Executive Vice President); and Mr. Remondi, who served as President and Chief Operating Officer from January 5, 2011 (and prior to that as Principal Financial Officer.) Mr. Clark, Mr. DePaulo and Mr. Lutz who were serving as executive officers at year end and were the most highly paid executive officers other than Mr. Lord and Mr. Remondi. For those individuals who were also NEOs in 2010 and 2009, compensation information for the years ended December 31, 2010 and December 31, 2009 is included.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Albert L. Lord	2011	$1,000,000	$2,500,000	$2,193,000	$1,072,150	$50,442	$139,547	$6,955,139
Principal Executive Officer	2010	1,028,846	1,500,000	1,237,200	1,558,507	82,949	42,250	5,449,752
	2009	1,298,076	950,000	560,500	2,534,628	46,485	43,503	5,433,192
Jonathan Clark	2011	472,115	1,100,000	657,900	423,217	0	51,923	2,705,155
Principal Financial Officer from January 18, 2011, Executive Vice President until January 17, 2011	2010	322,115	453,375	103,100	543,757	0	17,249	1,439,596
	2009	305,769	450,000	56,050	274,210	0	2,449	1,088,478

John F. Remondi	2011	850,000	1,700,000	1,169,600	451,431	0	223,887	4,394,918
President & Chief Operating Officer from January 5, 2011, Principal Financial Officer until January 4,2011	2010	867,307	1,000,000	773,250	0	0	203,823	2,844,380
	2009	1,038,461	800,000	0	5,936,881	0	199,077	7,974,419

Joseph DePaulo	2011	498,076	1,200,000	731,000	506,488	0	69,151	3,004,715
Executive Vice President	2010	400,000	558,000	206,200	435,006	0	30,199	1,629,405
	2009	300,000	300,000	89,400	387,465	0	2,219	1,079,084
Laurent C. Lutz, Jr.	2011	486,538	850,000	1,281,000	987,780	0	202,206	3,807,524
Executive Vice President & General Counsel from January 5, 2011

(1)

Bonus amounts for NEOs in 2011 and 2010 were paid 50% in cash and 50% in vested restricted stock units (RSUs) restricted from transfer for three years, with one-third of the RSUs becoming available each year. Bonus amounts shown for 2009 were paid 60% in cash and 40% in vested stock restricted from transfer for one year.

(2)

Amounts shown are the grant date fair values of the various awards granted during 2011, 2010 and 2009 computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(3)

Amounts disclosed as Change in Pension Value are the aggregate difference between the amount paid during the year and the actuarial present value as of December 31, 2010 of the NEOs’ accumulated benefits under all defined benefit pension plans and arrangements (tax-qualified and non-qualified), using the assumptions disclosed in the narrative and footnote 1 to the 2010 Pension Benefits Table in the Company’s 2011 proxy statement filed April 8, 2011. The Company does not pay any above market earnings on non-qualified deferred compensation plans.

(4)	For 2011, the components of “All Other Compensation” are as follows:

Name	Employer Contributions To Defined Contribution Plans(A)	Housing and Transportation Allowance(B)	Relocation Allowance(C)	Annual Physical Examination(D)	Dividend Equivalent Units(E)	Total ($)
Lord	$37,250	$7,312	$0	$5,000	$89,985	$139,547
Clark	12,250	13,885	0	5,000	20,788	51,923
Remondi	37,249	132,051	0	5,000	49,587	223,887
DePaulo	37,249	0	0	5,000	26,902	69,151
Lutz	2,007	0	165,000	5,000	30,199	202,206

(A)

Amounts credited to the Company’s tax-qualified and non-qualified defined contribution plans. The combination of both plans provides NEOs with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $745,000 of total eligible plan compensation.

(B)

Automobile allowance benefit calculated based on the annual lease method. For Mr. Remondi, $125,000 represents incremental cost to the Company of use of company aircraft and $7,051 represents automobile allowance. For Mr. Lord, $7,312 represents automobile allowance. For Mr. Clark, $13,885 represents temporary housing and ground transportation allowance.

(C)

Relocation allowance benefit of $27,500 per month provided to Mr. Lutz to reimburse costs of commuting from another geographic location, temporary housing and related relocation expenses for a six month period upon commencement of employment.

(D)	Employees at the level of Executive Vice President and above are provided an annual physical examination worth up to $5,000.

(E)

Value of unvested dividend equivalent units (DEUs) issued on shares/units of unvested restricted stock, RSUs and bonus RSUs during 2011. DEUs vest based on the vesting terms of the underlying award on which they are issued.

NARRATIVE DESCRIPTION OF COMPENSATION ARRANGEMENTS

Individually negotiated compensation arrangements were effective during 2011 for three NEOs: Mr. Remondi, Mr. Lutz and DePaulo. Mr. Remondi and Mr. DePaulo’s arrangements expired during the first quarter or 2011 and were not renewed. None of the arrangements contained or contain a “single trigger” arrangement. A summary of each of these arrangements and the Company’s Severance Plans applicable to NEOs follows.

Mr. Remondi.    Below is a description of Mr. Remondi’s employment agreement with the Company, which expired on January 8, 2011, and was not renewed.

In January 2008, Mr. Remondi and the Company entered into a three-year employment agreement for Mr. Remondi’s services as Chief Financial Officer and Vice Chairman. Under the agreement, Mr. Remondi received 3 million options to purchase the Company’s common stock, was paid an annual base salary of $1 million and was eligible to receive an annual performance bonus of three times his salary. Effective January 2010, Mr. Remondi volunteered to decrease his annual base salary to $850,000. The agreement expired on January 8, 2011 and was not renewed. Mr. Remondi’s annual base salary remains $850,000 and events relating to the end of Mr. Remondi’s employment for various reasons are now covered by the Company’s Severance Plans.

Options granted under the agreement vest on January 8, 2014 if not vested under applicable price vesting targets. In January 2011, the Committee amended the terms of the options granted in connection with Mr. Remondi’s employment agreement such that after January 27, 2011, Mr. Remondi has three years from employment termination to exercise any vested options. If Mr. Remondi’s employment ends due to death or disability, all unvested options vest immediately and are exercisable for one year following his death or disability.

The agreement defined various scenarios under which Mr. Remondi’s employment might terminate, in terms substantially similar to those contained in the Company’s Severance Plans. However, under the agreement, if the Company had terminated Mr. Remondi’s employment without cause or had Mr. Remondi ended his employment for good reason, Mr. Remondi would have been entitled to receive a target bonus plus a cash payment equal to six months of pay (the average of base salary and annual bonus since employment) for each year of service, up to a maximum of three years of service. Under the agreement, Mr. Remondi was also provided with housing in Reston, Virginia and an allowance of $200,000 per year for two years for use of corporate aircraft. The Compensation and Personnel Committee continued Mr. Remondi’s allowance during the third year of the agreement in the amount of $125,000 through January 31, 2012. In February 2012, the committee determined to continue the allowance for one year in the amount of $62,500.

Mr. Lutz.    Mr. Lutz and the Company entered into a two-year employment agreement for Mr. Lutz’s services as Executive Vice President and General Counsel beginning January 5, 2011. Under the agreement, Mr. Lutz is paid an annual base salary of $500,000 and is entitled to participate in the Company’s benefit programs and in the Company’s incentive compensation programs for executive officers with a maximum bonus opportunity of at least 1.5 times his salary. In addition, under the agreement Mr. Lutz was granted options to purchase 200,000 shares of Company common stock and 100,000 shares of Company restricted stock, both of which equity awards vest one-third per year for three years. The restricted stock and options are subject to the standard terms and conditions in effect at the time of grant, however, vesting of the awards would continue on the original schedule if the Company terminates Mr. Lutz’s employment other than for cause (as defined) or if Mr. Lutz terminates his employment for good reason (as defined.) Upon a change of control, vesting of Mr. Lutz’s restricted stock and options granted under the agreement are governed by the Change in Control Severance Plan for Senior Officers, as in effect on January 5, 2011.

In the event Mr. Lutz’s employment is terminated by the Company without cause or by Mr. Lutz for good reason, Mr. Lutz is entitled to a severance payment as provided in the Executive Severance Plan in effect on January 5, 2011 based upon a bonus of 1.5 times base salary and a multiplier of 1.5. If such termination is subsequent to a change in control, then Mr. Lutz will be entitled to a severance payment as provided in the Change in Control Severance Plan in effect on January 5, 2011 based upon a bonus of 1.5 times base salary and a multiplier of 2. In these cases, Mr. Lutz and his family will continue medical and dental benefits. In addition, under the agreement, Mr. Lutz was provided with a relocation allowance of $27,500 per month for a period of six months to cover the cost of commuting from the Chicago area for six months and relocation expenses for himself and his family from Chicago to the Wilmington, Delaware area, and reimbursement of up to $100,000 in costs related to the sale of Mr. Lutz’s Chicago home.

Mr. DePaulo.    Below is a description of Mr. DePaulo’s employment agreement with the Company, which expired March 27, 2011 and was not renewed.

In March, 2009, Mr. DePaulo and the Company entered into a two-year employment agreement for Mr. DePaulo’s services as an Executive Vice President which provided for an annual base salary of $400,000. Under the agreement, Mr. Depaulo was granted 150,000 stock options and 20,000 shares of restricted stock. The agreement expired on March 27, 2011 and was not renewed. Mr. DePaulo’s annual base salary was increased to $500,000 effective January 2011. Events relating to the end of Mr. DePaulo’s employment for various reasons are now covered by the Company’s Severance Plans.

Under the agreement, if the Company had terminated Mr. DePaulo’s employment without cause or had Mr. DePaulo ended his employment for good reason, Mr. DePaulo would have been entitled to receive a cash payment equal to one-half of his target bonus for the year plus one-half of his annual base salary. In the event of termination of employment following a change in control of the Company, Mr. DePaulo’s benefits were determined under the Change in Control Severance Plan.

Description of Severance Plans

Executive Severance Plan.    Under the plan, eligible officers who do not have an individually negotiated severance arrangement, will receive a lump sum cash payment equal to (i) a multiple of base salary and an average of the last 24 months of bonus compensation, plus (ii) pro-rated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason; (b) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause, death or disability or (c) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: CEO-2; Higher than Executive Vice President-1.5; Executive or Senior Vice President-1.0. Under the plan, in no event will a severance payment exceed a multiple of three times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 to 24 months. Treatment of equity upon a severance is governed by the terms of the equity and not the severance plan. If an eligible officer is otherwise subject to an individually-negotiated severance arrangement, the terms of that arrangement, and not the policy, apply until the expiration of the arrangement. The policy will apply after the expiration of the arrangement.

In September 2011, the committee amended the plan to align it with the Change in Control Severance plan with regard to payment of bonus in year of termination and to make technical amendments including extending the plan to a subsidiary whose officers were previously covered by the plan.

Change in Control Severance Plan.    If termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period. The Company views this plan’s existence as having been an important element in allowing the Company to maintain operations through the pendency of a proposed merger during 2007 and to quickly reorient itself following termination of that merger in 2008.

In March 2011, the committee amended the plan to remove from the definition of change in control, the sale of a business segment of the Company, and in September 2011 the committee made technical amendments including extending the plan to a subsidiary whose officers were previously covered by the plan. Prior to the aforementioned amendments, in December 2010, the committee amended the plan to remove the tax gross-up provisions. The committee also amended the plan effective January 1, 2009 to eliminate vesting solely upon a change in control. As amended, for equity awards granted after January 1, 2009, unvested equity awards become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. Equity awards made before January 1, 2009 vest upon a change in control pursuant to their terms, regardless of whether the participant’s employment terminates.

Description of Applicable Equity Plans

SLM Corporation 2009-2012 Incentive Plan.    The SLM Corporation 2009-2012 Incentive Plan became effective for three years upon shareholder approval on May 13, 2009, and as described in this proxy statement, no further grants may be made after May 22, 2012. Under the plan, the Company reserved up to 10 million shares, plus any shares authorized for issuance under the SLM Corporation Incentive Plan and the SLM Corporation Management Incentive Plan that are not actually issued by reason of cancellation, forfeiture or net-settlement of awards. Shares are awarded under the plan as stock options, stock appreciation rights, incentive bonuses, performance stock, restricted stock and restricted stock units. All employees of the Company and its subsidiaries and affiliates are eligible to receive awards under the 2009-2012 Incentive Plan; however, no participant may receive more than 1 million shares in any one fiscal year.

The Compensation and Personnel Committee administers the plan, including amending rules promulgated under the plan, determining the terms and provisions of awards, and establishing qualifying performance criteria. Any stock options awarded must have an exercise price equal to the fair market value of the Company’s common stock on the grant date and have a term not to exceed ten years. The committee has discretion to determine other terms and conditions except any re-pricing of awards requires shareholder approval. The following terms, among others, were determined by the committee. Unvested options will be forfeited if not vested in a particular year. Upon termination of employment other than death, disability, equity awards that have not vested are forfeited except that in January 2011, the committee provided that if the Company has terminated an award holder’s employment involuntarily or such termination is due to retirement, vesting continues on the original terms and not be forfeited or accelerated. All equity awards, vested or unvested, are forfeited upon termination of employment due to misconduct.

Awards to senior officers under the plan are subject to clawback in the event of a material misstatement of financial results and other events. The plan is structured in a manner such that if desired, awards may satisfy Internal Revenue Code Section 162(m) requirements for “performance-based compensation” in order that the Company can deduct compensation in excess of $1 million paid in any one year to the Company’s executives. Awards under the plan are payable upon a change of control if not assumed by a successor and are also subject to adjustment upon a reorganization, merger, consolidation, reclassification, dividend and other similar circumstances. The Board may not make certain amendments to the plan, such as extending the term or materially increasing the number of shares that may be issued, without shareholder approval.

Management Incentive Plan and SLM Corporation Incentive Plan.    These plans preceded the SLM Corporation 2009-2012 Incentive Plan and no further grants may be made under them. The plans were administered by the Board or a committee appointed by the Board.

Both plans authorized the issuance of stock options and performance-conditioned share awards, and the SLM Corporation Incentive Plan authorized the grant of restricted stock. Awards are also authorized to be issued in stock units and permitted performance-based awards denominated as a dollar value and settled in either stock or cash from both plans. Each plan provides that the exercise price of stock options generally may not be less than 100% of the fair market value of a share on the date of grant, permits options to have a term of up to ten years, and grants the plan administrator authority to set the vesting and other terms of options, including in its sole discretion to reduce, eliminate or waive any restrictions on options.

The number of shares subject to the plans and to outstanding awards, and the exercise price of outstanding options, may be adjusted in the event of changes in the Company’s capital structure as a result of reorganizations, mergers, consolidation, recapitalization, restructuring, reclassification, dividends (other than regular, quarterly cash dividends), stock splits, spin-offs and the like. The plan administrator may provide for the exercisability of outstanding options in connection with termination of employment within twenty-four months following a change in control. Certain material amendments to the plan, as well as actions to reduce or adjust downward the exercise price of outstanding options (including through an exchange program), require stockholder approval.

Employee Stock Purchase Plan.    At this Annual Shareholder Meeting, the Company is proposing approval of an amended and restated employee stock purchase plan, based on the Company’s current plan, which is described below. The Employee Stock Purchase Plan allows eligible employees to purchase shares of stock at a discounted price with accumulated, after-tax contributions during the offering period from February 1 through January 31. The discounted purchase price is 15% less than the market closing price of SLM common stock on February 1. The maximum contribution amount per employee is 25% of base pay plus commissions, if any, up to a maximum $7,500 per employee per offering period. At the end of the offering period, if the discounted purchase price is less than the market price, shares are automatically purchased and transferred to employees, net of applicable taxes. If the discounted purchase price is greater than the market price, employees receive a refund of contributions plus interest.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Award(1) ($)
Lord	1/27/2011	150,000			$2,193,000
	1/27/2011		190,000	$14.62	1,072,150
Clark	1/27/2011	45,000			657,900
	1/27/2011		75,000	14.62	423,217
Remondi	1/27/2011	80,000			1,169,600
	1/27/2011		80,000	14.62	451,431
DePaulo	1/27/2011	50,000			731,000
	1/27/2011		100,000	14.62	506,488
Lutz	1/5/2011	100,000			1,281,000
	1/5/2011		200,000	12.81	987,780

(1)

Amounts disclosed for stock options granted in January 2011 represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

NARRATIVE DESCRIPTION OF PLAN-BASED AWARDS

The Company makes annual grants of equity to senior management under its long-term incentive program, pursuant to the shareholder-approved 2009-2012 Incentive Plan. These grants are shown in the Grants of Plan-Based Awards table above, and are granted to NEOs based on meeting individual performance goals during the prior year, to provide forward-looking incentives and reflect the Committee’s commitment to deferred compensation that balance risk and reward.

Each year, the Committee determines vesting provisions of these awards. For awards granted in January 2011, one-third of each stock unit and option award granted under the long-term incentive program vests on each of the first, second and third anniversaries of the grant date. Unvested options and restricted stock units will vest upon termination of employment for death or disability and as provided for under the Change in Control Severance Plan. Any unvested options and performance stock will be forfeited upon termination of employment for any reason other than (i) death, (ii) disability or (iii) as provided in the Change in Control Severance Plan, provided, however, that in the event of involuntary termination or retirement such awards will continue to vest upon the original terms. All performance stock and options, whether vested or unvested, shall be forfeited upon termination of employment due to misconduct. Vested options are exercisable until the earlier of the expiration date of ten years. Options are exercisable for three months from the date of termination upon termination of employment, provided, however that in the event of death, disability, involuntary termination or retirement, options are exercisable for one year from vesting, and subject to the Change in Control Severance Plan.

The Committee’s practice has been to grant awards under the long-term incentive program in January in the context of its evaluation of the performance of CEO and the Company’s other Named Executive Officers and award of bonus compensation. This process allows the Committee to set the components of each executive’s compensation taking into account individual and corporate performance as well as risk and deferral factors. The Committee also has made grants of long-term incentive equity upon initial hiring of executive officers. In late 2011 and early 2012, the Committee evaluated the long term incentive program and determined to make changes, which are described in “Changes to Executive Compensation Program for 2012.”

Dividends declared, if any, on unvested shares of performance stock and units are not paid currently. Instead, amounts equal to declared dividends are credited to an account established on behalf of the grantee and the amounts are deemed to be invested in additional shares of the Company’s common stock. Dividend equivalents are subject to the same vesting schedule as the underlying award. At the time that the underlying performance stock vests, dividend equivalents allocable to the performance stock and any fractional share amount also vest and are payable in shares of common stock or forfeited if such stock is forfeited.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END TABLE

The table below sets forth information regarding options and stock awards that were outstanding as of December 31, 2011.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Lord	1/24/2002	3,000,000	0	$28.6666	1/24/2012	—	—
	1/28/2003	1,500,000	0	35.2000	1/28/2013	—	—
	5/19/2005	300,000	0	48.8400	5/19/2015	—	—
	5/8/2008	0	530,000	22.2800	5/8/2018	—	—
	1/29/2009	266,666	133,334	11.2100	1/29/2019	—	—
	1/28/2010	105,000	210,000	10.3100	1/28/2020	—	—
	1/27/2011	0	190,000	14.6200	1/27/2021	—	—
	1/29/2009	—	—	—	—	16,667	$223,337
	1/28/2010	—	—	—	—	80,000	1,072,000
	1/27/2011	—	—	—	—	150,000	2,010,000

Clark	3/4/2008	62,500	62,500	19.3000	3/4/2018	—	—
	1/29/2009	30,000	15,000	11.2100	1/29/2019	—	—
	1/28/2010	41,667	83,333	10.3100	1/28/2020	—	—
	1/27/2011	0	75,000	14.6200	1/27/2021	—	—
	1/29/2009	—	—	—	—	1,667	22,337
	1/28/2010	—	—	—	—	6,666	89,324
	1/27/2011	—	—	—	—	45,000	603,000

Remondi	1/8/2008	2,000,000	0	17.3000	1/8/2018	—	—
	1/8/2009	0	1,000,000	10.1700	1/8/2019	—	—
	1/27/2011	0	80,000	14.6200	1/27/2021	—	—
	1/28/2010	—	—	—	—	50,000	670,000
	1/27/2011	—	—	—	—	80,000	1,072,000

DePaulo	3/27/2009	100,000	50,000	4.4700	3/27/2019	—	—
	1/28/2010	33,334	66,666	10.3100	1/28/2020	—	—
	1/27/2011	0	100,000	14.6200	1/27/2021	—	—
	3/27/2009	—	—	—	—	6,667	89,337
	1/28/2010	—	—	—	—	13,333	178,662
	1/27/2011	—	—	—	—	50,000	670,000

Lutz	1/5/2011	0	200,000	12.8100	1/5/2021	—	—
	1/5/2011	—	—	—	—	100,000	1,340,000

(1)

Awards granted prior to 2009 are subject to price-vesting targets. Awards granted in 2009 are subject to “core earnings” targets. One-half of the 530,000 options granted to Mr. Lord in 2008 vest upon a closing price of at least $26.74 for five trading days, and the other one-half vest upon a closing price of at least $31.19 for five trading days. The options granted to Mr. Remondi in 2009 vest upon a closing stock price of at least $24.22 for five trading days or January 8, 2014, whichever is earlier. Mr. Clark’s 2008 options vest upon a closing stock price of at least $27.02 for five trading days. One-third of the awards granted in 2009 to Messrs. Lord, Clark and DePaulo will vest to the extent the “core earnings” net income targets are achieved, and at December 31, 2011, any unvested options are forfeited if not vested each year. The remaining options reported in this column were granted during 2010 and 2011 to Messrs. Lord, Remondi, Clark and DePaulo, and in 2011 to Mr. Lutz, vest one-third per year for three years.

(2)

Awards granted in 2009 are subject to “core earnings” targets. Awards granted in 2009 to Messrs. Lord, Clark and DePaulo will vest, to the extent the “core earnings” net income targets are achieved. At December 31, 2011, unvested performance stock is forfeited if not vested each year. Performance stock granted in 2010 and 2011 to Messrs. Lord, Remondi, Clark, DePaulo and Lutz vests one-third per year for three years.

(3)	Market value of shares or units is calculated based on the closing price of the Company’s stock on December 30, 2011 of $13.40.

OPTION EXERCISES AND STOCK VESTED IN 2011

The table below sets forth information regarding amounts realized from stock awards that vested during the 2011 fiscal year. No options were exercised during the 2011 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Lord	0	$0	56,667	$816,004
Clark	0	0	5,001	72,014
Remondi	0	0	25,000	360,000
DePaulo	0	0	13,334	195,876
Lutz	0	0	0	0

(1)	The value realized on vesting is the number of shares vested multiplied by the closing market price of the Company’s stock on the vesting date.

2011 PENSION BENEFITS TABLE

The table below provides information about the present value as of December 31, 2011 of the NEOs’ accumulated pension benefits under the Company’s tax-qualified pension plan and a non-qualified supplemental pension plan (the “Pension Plans”), based on the assumptions described in footnote (1) below.

Effective July 1, 2009, all Pension Plan benefits were frozen. In 2010, the Company began the formal process to terminate the Pension Plans. Through these processes, all benefits owed to NEOs have been distributed by the end of 2011 through lump sum distributions. Consequently, all amounts listed on the Pension Benefit Table are listed as Payments During the Last Fiscal Year, and the Present Value of Accumulated Benefits are zero for all NEOs as of December 31, 2011. A portion of the non-qualified benefits were distributed in December 2010 with the remaining benefits distributed in 2011. All of the qualified benefits were distributed with an effective date of December 1, 2011.

Benefits under the Pension Plans were credited using a cash balance formula. Under the formula, each participant had an account, for record keeping purposes only, to which credits were allocated each payroll period based on a percentage of the participant’s compensation (base salary and annual performance bonus) for the current pay period (“Pay Credits”). The applicable Pay Credit percentage was determined by a participant’s years of service with the Company. The Pay Credit percentages were as follows: four percent for 0-4 years of service; five percent for 5-9 years of service; six percent for 10-13 years of service; seven percent for 14-16 years of service; eight percent for 17-19 years of service; nine percent for 20-24 years of service; and ten percent for 25 or more years of service. Effective July 1, 2009, Pay Credit accruals were completely frozen and accounts were credited quarterly with an interest amount that was based on the interest rate on 30-year U.S. Treasury securities until distribution.

A participant’s benefit was payable upon termination of employment and paid in a lump sum or one of several monthly annuity options. The normal retirement age was 62.

If an individual participated in the Company’s prior pension plan as of September 30, 1999 and met certain age and service criteria, the participant (“grandfathered participant”) received the greater of the benefits calculated under the prior plan, which used a final average compensation formula, or under the cash balance formula. Mr. Lord is the only NEO that qualified as a “grandfathered participant”. The Average Compensation used in the calculation of grandfathered benefits was the average of the highest 5 consecutive calendar years of pay. For the qualified plan, the average used base pay (no bonus) and was capped at the qualified plan compensation limit which was $230,000 for 2008, the last complete calendar year before the plan was frozen. For the supplemental plan there was no compensation limit, and the bonus was included up to 35% of base pay.

The Company’s non-qualified pension plan assured that designated participants received the full amount of benefits to which they would have been entitled under the tax-qualified pension plan but for limits on compensation and benefit levels imposed by the Tax Code. The non-qualified plan did not provide any other benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)
Lord(3)	Tax-Qualified Plan	24.2500	—	$1,519,512
	Supplemental Plan	24.2500	—	802,569
	Total		—	2,322,081
Clark(4)	—	—	—	—
Remondi(5)	—	—	—	—
DePaulo(4)	—	—	—	—
Lutz(4)	—	—	—	—

(1)

Lump sum benefits have been fully paid from the Tax-Qualified and Supplemental Pension Plans and there are no NEOs with benefits under an individual contract. Therefore, there is no remaining accumulated value to disclose present value for on this table.

(2)

Mr. Lord was the only NEO to received distributions during 2011. Distributions to Mr. Lord were made from the Tax Qualified and Supplemental Pension Plans effective December 1, 2011, and February 1, 2011, respectively.

The actual payments to Mr. Lord under the Tax Qualified and Supplemental Pension Plans were determined using 50% of the unloaded male mortality rates and 50% of the unloaded female mortality rates underlying the mortality rates in the 1994 Group Annuity Reserving table, projected to 2002. A discount rate of 3.65% was used in determining the Tax Qualified Pension Plan payment based on the 30-year Treasury spot for August 2011. A discount rate of 4.19% was used in determining the Supplemental Pension Plan payment based on the 30-year Treasury spot for November 2010.

(3)

Mr. Lord’s credited service differs from his actual service with the company because his credited service was frozen at the June 30, 2009 plan freeze date. The prior plan benefit for Mr. Lord is the greater of the benefit calculated using the December 31, 1988 plan formula and the benefit using the September 30, 1999 plan formula. The 1988 plan formula was frozen to new service accruals on December 31, 2008, resulting in Mr. Lord’s benefit being based on the 1999 plan formula. In 1995, Mr. Lord received a distribution of his supplemental plan benefit in the form of a single lump sum of $614,000. He was subsequently rehired, and has not been repaid any portion of his prior distribution. Therefore, his supplemental benefit is offset by the value of his prior distribution.

(4)	Messrs. Clark, DePaulo and Lutz were hired after the tax-qualified and supplemental plans were closed to new members.

(5)

Mr. Remondi left employment with the Company in August 2005, received a lump sum payment of his benefits in 2006, and was rehired in January 2008. Because he was rehired after the tax-qualified and supplemental plans were closed to new members and because he received the full value of his benefits, he has no further interest in the plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

No NEO held a balance in the employee non-qualified deferred compensation plan during 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to the NEOs who were employed as executive officers on December 31, 2011 if such NEOs’ employment had terminated and/or a change in control had occurred on December 31, 2011, given the NEOs’ compensation and service levels as of December 31, 2011 and based on the Company’s closing stock price on that date of $13.40. The amounts disclosed in the tables are in addition to: (i) compensation and benefits available prior to the occurrence of a termination of employment, such as vested stock options, and (ii) compensation and benefits available generally to all employees, such as distributions under the Company’s defined contribution retirement program, disability plans and accrued vacation pay.

The following arrangements were effective for the NEOs who were employed as executive officers on December 31, 2011: (i) employment agreement for Mr. Lutz, (ii) the Executive Severance Plan, (iii) the Change in Control Severance Plan, and (iv) the 2009-2012 Incentive Plan and predecessor equity plans.

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2011 under various scenarios.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control without Termination of Employment

Name	Equity Vesting(1)	Cash Severance	Medical Insurance / Outplacement	Additional Retirement Benefit	Total
Lord	$0	—	—	—	$0
Clark	0	—	—	—	0
Remondi	0	—	—	—	0
DePaulo	0	—	—	—	0
Lutz	0	—	—	—	0

Change in Control with Termination of Employment without Cause or for Good Reason

Name	Equity Vesting(2)	Cash Severance(3)	Medical Insurance / Outplacement(4)	Additional Retirement Benefit	Total
Lord	$4,316,535	$8,000,000	$28,658	—	$12,345,193
Clark	1,020,153	3,215,875	33,703	—	4,269,731
Remondi	5,009,051	5,675,000	33,703	—	10,717,754
DePaulo	1,610,396	3,508,000	33,703	—	5,152,099
Lutz	1,486,501	2,600,000	15,000	—	4,101,501

Termination of Employment by the Company without Cause or by the Executive for Good Reason

Name	Equity Vesting	Cash Severance(3)	Medical Insurance / Outplacement(5)	Additional Retirement Benefit	Total
Lord	$1,322,874	$8,000,000	$13,658	—	$9,336,532
Clark	113,993	1,964,188	14,027	—	2,092,208
Remondi	684,244	4,575,000	14,027	—	5,273,271
DePaulo	273,654	2,129,000	14,027	—	2,416,681
Lutz	0	2,625,000	0	—	2,625,000

Termination of Employment by the Company with Cause

Name	Equity Vesting	Cash Severance	Medical Insurance / Outplacement	Additional Retirement Benefit	Total
Lord	—	—	—	—	—
Clark	—	—	—	—	—
Remondi	—	—	—	—	—
DePaulo	—	—	—	—	—
Lutz	—	—	—	—	—

Termination of Employment Due to Death or Disability

Name	Equity Vesting	Cash Severance	Medical Insurance / Outplacement	Additional Retirement Benefit	Total
Lord	$4,316,535	—	—	—	$4,316,535
Clark	1,020,153	—	—	—	1,020,153
Remondi	5,009,051	—	—	—	5,009,051
DePaulo	1,610,396	—	—	—	1,610,396
Lutz	1,486,501	—	—	—	1,486,501

(1)	Assumes all equity awards are assumed in a change of control.

(2)

Amounts shown are the value of stock and stock unit awards plus the spread value of stock options that would vest for each individual on December 31, 2011, based on the closing price on that date of $13.40. Assumes stock, stock unit and options are not assumed in a change of control.

(3)	Includes bonus for 2011 which is payable regardless of termination.

(4)	Includes the Company’s estimated portion of the cost of health care benefits for 24 months and $15,000 of outplacement services.

(5)

Includes the Company’s estimated portion of the cost of health care benefits for the following time periods, based on either an employment agreement or the Executive Severance Plan: 24 months for Mr. Lord and 18 months for Messrs. Remondi, Clark, DePaulo and Lutz.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Ann Torre Bates	$70,000	$55,556	$53,607	—	$64	$179,227
William M. Diefenderfer	70,000	55,556	53,607	—	64	179,227
Diane Suitt Gilleland	70,000	55,556	53,607	—	50,526	229,689
Earl A. Goode	80,000	55,556	53,607	—	64	189,227
Ronald F. Hunt	70,000	55,556	53,607	—	22,485	201,648
Micheal E. Martin	80,000	55,556	53,607	—	64	189,227
Barry A. Munitz	70,000	55,556	53,607	—	64	179,227
Howard H. Newman	70,000	55,556	53,607	—	64	179,227
A. Alexander Porter, Jr.	70,000	55,556	53,607	—	20,049	199,212
Frank C. Puleo	80,000	55,556	53,607	—	64	189,227
Wolfgang Schoellkopf	95,000	55,556	53,607	—	64	204,227
Steven L. Shapiro	70,000	55,556	53,607	—	22,476	201,639
J. Terry Strange	95,000	55,556	53,607	—	64	204,227
Anthony P. Terracciano	140,000	111,112	107,215	—	18,683	377,010
Barry L. Williams	70,000	55,556	53,607	—	64	179,227

(1)

The grant date fair market value for each share of restricted stock granted in 2011 to directors is based on the closing market price of the Company’s stock of January 27, 2011, which was $14.62. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s 2011 Annual Report on Form 10-K.

(2)

The grant date fair market value for stock options granted in 2011 to directors is $5.64 per share. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s 2011 Annual Report on Form 10-K.

(3)

The Board of Directors Pension Plan was terminated as of 12/31/10 and all plan benefits were distributed to the participants in January 2011. These amounts are shown in the All Other Compensation table set forth below.

(4)	All Other Compensation is set forth in the table below:

Name	Transportation Expenses(A)	Life Insurance Premiums(B)	Pension Plan Termination Payments(C)	Total ($)
Ann Torre Bates	$0	$64	$0	$64
William M. Diefenderfer	0	64	0	64
Diane Suitt Gilleland	0	64	50,462	50,526
Earl A. Goode	0	64	0	64
Ronald F. Hunt	0	64	22,421	22,485
Michael E. Martin	0	64	0	64
Barry A. Munitz	0	64	0	64
Howard H. Newman	0	64	0	64
A. Alexander Porter, Jr.	0	64	19,985	20,049
Frank C. Puleo	0	64	0	64
Wolfgang Schoellkopf	0	64	0	64
Steven L. Shapiro	0	64	22,412	22,476
J. Terry Strange	0	64	0	64
Anthony P. Terracciano	18,619	64	0	18,683
Barry L. Williams	0	64	0	64

(A)	Transportation expenses represent car transportation costs.

(B)	The amount reported is the annual premium paid by the Company to provide a life insurance benefit of up to $100,000.

(C)	One-time payments related to the termination of the Board of Directors pension plan as of December 31, 2010 and distributed by January 11, 2011.

In January 2011, the Board set director compensation for 2011 for independent members of the Board, other than the Chairman, at $181,000. The Board made its decision based on a recommendation from the Compensation Committee, which recommendation was made after review of director pay for the Peer Group and consultation with its compensation consultant. The amount and form of compensation was substantially similar to compensation of the independent directors for 2010 and was divided between cash and equity as described below. Mr. Lord did not receive any additional compensation for his service on the Board.

Cash Compensation

The cash portion of the payment was $70,000, which is the same amount it has been for the past five years. As in 2010, the following directors were granted an additional cash payment of $25,000: (i) Lead Independent Director (who was also Chair of the Compensation and Personnel Committee at the time, but did not receive any additional payment in that regard) and (ii) Chair of the Audit Committee. Similarly, the following directors were granted an additional cash payment of $10,000: (i) Chair of the Nominations and Governance Committee and (ii) Chair of Finance and Operations Committee.

Equity Compensation

The value of the remainder of the pay, $110,000, (as referenced above in “Cash Compensation”) was divided approximately equally between restricted stock and stock. The Board believes that payment of a portion of director compensation in the form of equity serves to align director and shareholder interests, with a focus on sustained performance. The Board used a Black-Scholes formula to value the options. For 2011, each eligible director received 3,800 shares of restricted stock and 9,500 net settled options.

The restricted stock and options vested on the date of the 2011 annual shareholder meeting if the director was a member of the Board at that time, and if not, the restricted stock and options were forfeited. Options have a 10-year term, a grant price equal to the stock price on the date of grant.

Reimbursements and Other Compensation

The Company’s independent directors are reimbursed for reasonable expenses incurred in connection with Board meetings and are covered by a travel insurance plan while traveling on corporate business. In addition, they are provided with $50,000 of life insurance. A non-qualified pension plan was provided to Board members until 1995, at which time the plan was frozen, and effective December 31, 2010 the plan was terminated. On January 11, 2011 the Company made a final distribution of amounts due under the terminated plan.

Chairman’s Compensation

In January 2011 during the Board’s consideration of director compensation for all of the independent directors, the Board considered Mr. Terracciano’s compensation and agreed with Mr. Terracciano that his 2011 retainer would consist of twice the value of the award to the other independent directors and would be paid in the same proportion of cash and equity as the other directors’ compensation. As a result, Mr. Terracciano’s retainer was set at a total of $360,000, with $140,000 paid in cash and the remainder split approximately equally between stock and options with the same vesting and other terms as the grants to other independent directors, which are described above. Mr. Terracciano is also entitled to reimbursement for office and transportation expenses commensurate with the amount of time he allocates to Board service.

On January 7, 2012, the Company’s retainer agreement with Mr. Terracciano expired and was not renewed. Below is a description of the agreement.

In January 2008, Mr. Terracciano and the Company entered into a retainer agreement for Mr. Terracciano’s service as Chairman of the Board, subject to his re-election by shareholders, for a three-year term, which was subsequently extended to a four-year term. Under the agreement, Mr. Terracciano’s annual cash compensation was set at $600,000. At the same time the agreement was extended to a four-year term, the annual cash retainer was reduced at Mr. Terracciano’s request to $480,000, consistent with the Company’s expense reduction program. Mr. Terracciano again requested that his annual retainer be reduced to $420,000, effective January 1, 2010. Mr. Terracciano subsequently waived his fourth quarter 2010 retainer payment.

Under the agreement, in January 2008 Mr. Terracciano received 200,000 shares of restricted stock and options to purchase 500,000 shares of the Company’s common stock. The options were granted at the closing price on the grant date, $17.83, have a 10-year term, and once vested, may be exercised throughout the 10-year term. The options vested in equal installments on the first, second and third anniversaries of their grant date. As originally granted, the restricted stock vested in equal installments on the first, second and third anniversaries of the grant date. When the agreement was extended to a four-year term, however, the vesting of the first tranche of restricted stock was postponed by one year. The vesting of the first and second tranches was again postponed by one year so that all three tranches would vest on January 8, 2011. Mr. Terracciano voluntarily forfeited 100,000 shares of the restricted stock award on October 1, 2010.

OTHER MATTERS

Certain Relationships and Transactions

The Company has a written policy regarding review and approval of related persons transactions. Transactions covered by the policy are transactions involving the Company in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction (“Related Persons Transaction”). Certain loans made in the ordinary course of the Company’s business to executive officers, directors and their family members are considered Related Persons Transactions and may be required to be disclosed in the proxy statement, but are pre-approved under the policy if they meet specified requirements.

Under the policy, the Corporate Secretary will notify the Chair of the Audit Committee of any proposed Related Persons Transaction, and the Chair of the Audit Committee will determine if approval under the policy is required. If such approval is required, the Audit Committee will then review the proposed Related Persons Transaction and make a recommendation to the Board regarding whether to approve the transaction. In considering a transaction, the Audit Committee takes into account whether a transaction would be on terms no less favorable to an unaffiliated third party under the same or similar circumstances.

The Company has adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of the Sallie Mae Bank.

Since the beginning of 2011, no Related Persons Transactions requiring disclosure have been proposed or entered into except as follows. During 2011, Matthew Bailer was employed as Senior Director from January 28, 2010 to February 24, 2012. Mr. Bailer is the son-in-law of John (Jack) Hewes, who was an executive officer of the Company during January 2011. Mr. Bailer’s compensation for 2011, including base salary and bonus, was $216,594. He also received a restricted stock unit award of 3,400 units, valued at $49,708, on January 27, 2011, a stock option award of 650 options, valued at $3,260 on July 28, 2011, and a restricted stock unit award of 400 restricted stock units, valued at $6,208 on July 28, 2011. Mr. Bailer resigned his employment with the Company effective February 24, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors, as well as persons who beneficially own more than ten percent of our common stock, to file reports on their holdings of and transactions in the Company’s common stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year 2011, all required reports were filed in a timely manner, except that on behalf of Mr. Munitz, the Company filed one report disclosing two director equity grants one day late.

Other Matters for the 2012 Annual Meeting

As of the date of this proxy statement, there are no matters that the Board intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, the Company has not been notified of any other business that is proposed to be presented at the Annual Meeting. If other matters now unknown to the Board come before the Annual Meeting, the proxy given by a shareholder electronically, telephonically or on a proxy card gives discretionary authority to the persons named by the Company to serve as proxies to vote such shareholder’s shares on any such matters in accordance with their best judgment.

Shareholder Proposals for the 2013 Annual Meeting

A shareholder who intends to introduce a proposal for consideration at the Company’s 2013 Annual Meeting, set for May 30, 2013, may seek to have that proposal and a statement in support of the proposal included in the Company’s 2013 proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than December 14, 2012 and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.

The Company’s By-laws provide that a shareholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. The Company’s By-laws provide that any such proposals or nominations for the Company’s 2013 Annual Meeting must be received by the Company on or after January 24, 2013 and on or before March 25, 2013. Any such notice must satisfy the other requirements in the Company’s By-laws applicable to such proposals and nominations. If a shareholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for an estimated fee of $15,000 plus reimbursement for out-of-pocket costs. In addition, officers, directors, regular employees or other agents of the Company may solicit proxies by telephone, telefax, personal calls, or other electronic means. The Company will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to the beneficial owners of the Company’s common stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of the annual report, this proxy statement and the proxy card and, upon request, the Company will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding stock but sharing the same address, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered shareholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive one copy of the Notice of Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies the Company that they want to receive separate copies. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered shareholder and would like to have separate copies of the Notice of Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call at 1-800-542-1061. If you are a beneficial shareholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you want to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Availability that was sent to you and we will deliver promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

APPENDIX A

SLM CORPORATION

2012 OMNIBUS INCENTIVE PLAN

SLM CORPORATION

2012 OMNIBUS INCENTIVE PLAN

SLM CORPORATION

2012 OMNIBUS INCENTIVE PLAN

1. Plan

SLM Corporation, a Delaware corporation (the “Company”), established this SLM Corporation 2012 Omnibus Incentive Plan (this “Plan”), effective as of May 24, 2012 (the “Effective Date”) This Plan shall continue in effect for a term of 10 years after the Effective Date unless sooner terminated by action of the Board of Directors of the Company.

2. Objectives

This Plan is designed to attract and retain employees of the Company and its Subsidiaries (as defined herein), to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants (as defined herein) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions

As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change in Control” means an occurrence of any of the following events: (a) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Company, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities; or (b) the consummation of (i) a merger, consolidation or reorganization involving the Company, unless the Company resulting from such merger, consolidation or reorganization (the “Surviving Company”) shall adopt or assume this Plan and a Participant’s Awards under the Plan and either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Company in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Company were directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Personnel Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Common Stock” means the Common Stock, par value $0.20 per share, of the Company.

“Company” means SLM Corporation, a Delaware corporation, or any successor thereto.

“Covered Employee” means any Employee who is or may be a “covered employee,” as defined in Code Section 162(m).

“Director” means an individual serving as a member of the Board who is not an Employee and an individual who has agreed to become a director of the Company or any of its Subsidiaries and actually becomes such a director following such date of agreement.

“Director Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Board.

“Disability” means (1) if the Participant is an Employee, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (2) if the Participant is a Director, a disability whereby the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, if an Award is subject to Code Section 409A, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).

“Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.

“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.

“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Performance Unit” means a unit evidencing the right to receive in specified circumstances an amount of cash or one share of Common Stock or equivalent value in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied.

“Performance Unit Award” means an Award in the form of Performance Units.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(a)(vii)(B).

“Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.

“Stock-Based Award Limitations” has the meaning set forth in Paragraph 5.

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4. Eligibility

(a) Employees.    All Employees are eligible for Employee Awards under this Plan, provided, however, that if the Committee makes an Employee Award to an individual whom it expects to become an Employee following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming an Employee.

(b) Directors.    All Directors are eligible for Director Awards under this Plan, provided, however, that if the Board makes a Director Award to an individual whom it expects to become a Director following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director.

The Committee (or the Board, in the case of Director Awards) shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees or Directors who are to be granted Awards under this Plan.

5. Common Stock Available for Awards

Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 20,000,000 shares of Common Stock (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options. Each Stock Award granted under this Plan shall be counted against the Maximum Share Limit as one share of Common Stock; each Option and SAR shall be counted against the Maximum Share Limit as one share of Common Stock.

Awards settled in cash shall not reduce the Maximum Share Limit under the Plan. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Awards shall again be available for Awards under the Plan, and the Maximum Share Limit shall be increased by the same amount as such shares were counted against the Maximum Share Limit (i.e., increased by one share of Common Stock, if a Stock Award, and one share of Common Stock, if an Option or SAR). The following shares of Common Stock shall not become available again for issuance under the Plan:

(a) Shares of Common Stock that have been retained or withheld by the Company in payment or satisfaction of the Exercise Price, purchase price or tax withholding obligation of an Award; and

(b) Shares of Common Stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the Exercise Price, purchase price or tax withholding obligation of an Award.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(a) No Employee may be granted during any calendar year Awards exercisable, covering or relating to more than 1,000,000 shares of Common Stock (the “Stock-Based Award Limitation”); and

(b) No Employee may be granted during any calendar year (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash, having a value determined on the Grant Date in excess of $5,000,000.

6. Administration

(a) Authority of the Committee.    Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section l62(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death, Disability, retirement or Change in Control, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Paragraph 15(c) hereof; provided, however, that no such action shall permit the term of any Option to be greater than 10 years from its Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.

(b) Indemnity.    No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards.    Subject to the provisions of Paragraph 15 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s stockholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs or (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs.

7. Delegation of Authority

The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act, subject to Paragraph 6(a) above, to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8. Employee Awards

(a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8(a) hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

Except as otherwise provided in this Paragraph 8(a), any Stock Award that (a) is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant or (b) is a Performance Award shall have a minimum performance period of one year from the date of grant; provided, however, that (1) the Committee may provide for earlier vesting upon an Employee’s termination of employment by reason of death, Disability or Change in Control and (2) vesting of a Stock Award may occur incrementally over the three-year Restriction Period or one-year minimum performance period, as applicable. The foregoing notwithstanding, 5% of the total number of shares of Common Stock available for issuance under this Plan shall not be subject to the minimum Restriction Period or performance period, as applicable, described in the preceding sentence.

(i) Options.    An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed 10 years from the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Rights.    An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

(iii) Stock Awards.    An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee, and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a) hereof.

(iv) Restricted Stock Unit Awards.    An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to receive Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units; provided, however, that a Restricted Stock Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a) hereof.

(v) Performance Unit Awards.    An Employee Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee; provided, however, that a Performance Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a) hereof. The terms, conditions and limitations applicable to a Performance Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee.

(vi) Cash Awards.    An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(b) Performance Awards.    Without limiting the type or number of Awards that may be made under the other provisions of this Plan, any Employee Award granted under this Plan may be structured as a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(i) Nonqualified Performance Awards.    Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(ii) Qualified Performance Awards.    Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal shall include one or more of the following: (a) cash flow (including operating cash flow, free cash flow, cash flow return on capital, or cash flow per share), (b) core cash earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) return measures (including return on assets, capital, equity, or sales), (d) total stockholder return, (e) productivity ratios, (f) expense targets or ratios, (g) revenue, (h) core cash income or net income, (i) core cash operating income or net operating income, (j) operating profit or net operating profit, (k) gross or operating margin, (l) return on operating revenue, (m) market share, (n) loan volume, (o) overhead or other expense reduction,

(p) charge-off levels, (q) deposit growth, (r) margins, (s) operating efficiency, (t) economic value added, (u) customer or employee satisfaction, (v) debt reduction, (w) capital targets, (x) consummation of acquisitions, dispositions, projects or other specific events or transactions, (y) liquidity, (z) capital adequacy, (aa) ratio of nonperforming to performing assets, (bb) ratio of common equity to total assets, or (cc) regulatory compliance metrics.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to Covered Employees and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude certain events that occur during a Performance Period including but not limited to: (i) amortization, depreciation or impairment of tangible or intangible assets, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs or reductions in force or early retirement programs, (v) any extraordinary non-recurring items that may be defined in an objective and non-discretionary manner under or by reference to U.S. Generally Accepted Accounting Principles, accounting standards or other applicable accounting standards in effect from time to time and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the sale of investments or non-core assets; (vii) discontinued operations, categories or segments; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock based compensation expense; (xiii) early retirement of debt; (xiv) conversion of convertible debt securities; and (xv) termination of real estate leases.

(iii) Adjustment of Performance Awards.    Awards that are intended to qualify as Performance Awards may not be adjusted upward. The Committee may retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9. Director Awards

The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9. Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion.

10. Award Payment; Dividends and Dividend Equivalents

(a) General.    Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Dividend Equivalents.    Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs. Rights to (1) dividends will be extended to and made part of any Restricted Stock Award and (2) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that any such dividends or Dividend Equivalents paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals shall be subject to the same restrictions and/or Performance Goals as applicable, as the underlying Stock Award.

11. Option Exercise

The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12. Taxes

The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13. Amendment, Modification, Suspension or Termination

The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (2) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs, or decreases any minimum vesting requirements for any Stock Award.

14. Assignability

Unless otherwise determined by the Committee (or the Board in the case of Director Awards) and expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15. Adjustments

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under this Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the Exercise Price or other price in respect of such Awards, (4) the Stock-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Exercise Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.

(d) No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section  409A, to the extent applicable.

16. Restrictions

No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan

This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

18. Code Section 409A

(a) Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

19. Awards to Foreign Nationals and Employees Outside the United States

The Committee may, without amending this Plan, (1) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from those set forth in this Plan, and (2) grant Awards to such Participants in accordance with those rules.

20. Governing Law

This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

21. Right to Continued Service or Employment

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

22. Usage

Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

23. Headings

The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

24. Effectiveness

This Plan, as approved by the Board on March 30, 2012, shall be effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board.

Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders on or before May 24, 2012. If the stockholders of the Company should fail to so approve this Plan on or before such date, (i) this Plan shall not be of any force or effect and (ii) any grants of Awards hereunder shall be null and void.

IN WITNESS WHEREOF, SLM Corporation has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

SLM CORPORATION

By:
Title:
Date:

APPENDIX B

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

1.	PURPOSE

The purpose of the Sallie Mae Employee Stock Purchase Plan (the “Plan”) is to motivate employees of SLM Corporation (the “Corporation”) and subsidiaries owned more than 50% by the Corporation or which the Corporation controls (collectively the “Employers”) to achieve corporate goals and to encourage equity ownership in the Corporation in order to increase proprietary interest in the Corporation’s success.

2.	ADMINISTRATION

(a)

The Plan shall be administered by the Sallie Mae Employee Stock Purchase Plan Committee (the “Committee”), which shall be appointed by the Corporation’s Board of Directors. In addition to its duties with respect to the Plan, the Committee shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable, to delegate its responsibilities hereunder to appropriate persons and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding upon all persons.

(b)

The rights to purchase stock (“Options”) that are granted under this Plan shall constitute non-qualified stock options that are not intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). However, the Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

3.	SHARES SUBJECT TO THE PLAN

The stock that may be purchased under the Plan is common stock, $.20 par value, of the Corporation. The aggregate number of shares that may be purchased pursuant to the Plan is Six Million (6,000,000) shares, subject to any adjustment pursuant to Paragraph 4. Such shares may be previously-issued stock reacquired by the Corporation, authorized, but unissued stock, or stock that is purchased on the open market by the Corporation.

If at any time the number of shares to be purchased in an Offering Period, as defined in Paragraph 5(c), causes the total number of shares offered under the Plan to exceed the above stated limit, then the number of shares that may be purchased by each Participant in that Offering Period shall be reduced pro rata.

4.	ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

If any change is made in, or other events occur with respect to, the Corporation’s stock subject to the Plan or subject to any Option granted under this Plan without receipt of consideration by the Corporation (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, extraordinary cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Corporation, each an “Adjustment Event”), the Plan shall be adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 3 and the outstanding Options granted under this Plan shall be maintained in the same equivalent economic position with respect to the class(es) and number of securities and price per share of Corporation stock subject to such outstanding Options. The Committee shall be responsible for determining whether an Adjustment Event has occurred for purposes of this Section 4. If an Adjustment Event has occurred, the Committee shall make such adjustments as described herein, and its determination shall be final, binding and conclusive. No fractional interests shall be issued under the Plan based on such adjustments. The Committee shall not make any adjustment pursuant to this Section 4 that would cause an Option that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Option that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

5.	DEFINITIONS

(a)

Eligible Compensation.    The term “Eligible Compensation” shall mean the regular salary and hourly wages (calculated at the regular hourly rate, including payments for sick leave, vacation, paid time-off, holidays, jury duty, bereavement and other paid leaves of absence). In addition commissions paid by an Employer to a Participant during the Offering Period are considered “Eligible Compensation.” “Eligible Compensation” shall not include other forms of compensation such as short-term disability payments, severance payments, incentive compensation, equity compensation and overtime pay.

(b)

Entry Date.    The term “Entry Date” shall mean the first day of each Plan Year, except that for eligible employees hired after the first day of any Plan Year and on or prior to July 1st, the initial “Entry Date” shall mean the first day of the month following their commencement of employment with the Corporation or an Employer.

(c)

Offering Period.    The term “Offering Period” shall mean the 12-month period beginning with the first day of each Plan Year, except that for eligible employees hired after the first day of any Plan Year and on or prior to July 1st, the initial “Offering Period” shall mean the period beginning with the first day of the month in which benefits are otherwise effective following their commencement of employment with the Corporation or an Employer and ending on the immediately following January 31st.

(d)	Plan Year. The Plan will follow a twelve month cycle starting each February 1st and ending the next January 31st.

(e)

Purchase Date.    The term “Purchase Date” shall mean the last day of an Offering Period, except if the NASDAQ Stock Market is closed on the last day of an Offering Period, the Purchase Date shall mean the immediately preceding trading day on the NASDAQ Stock Market.

(f)	Participant. The term “Participant” shall mean an eligible employee who elects to participate in the Plan pursuant to Paragraph 9.

6.	ELIGIBILITY

All regular full-time and part-time employees working 24 or more hours per week of the Corporation shall be eligible to participate in the Plan on their Entry Date; provided, however, that such eligible employees complete the enrollment procedures established by the Committee prior to the enrollment deadline for such Entry Date. Notwithstanding the prior sentence, the following individuals shall not be eligible to participate in the Plan:

(a)	any individual whose services are performed for the Employer pursuant to a contract between the Employer and another entity, and whom the Employer treats as a leased employee;

(b)	any individual that the Employer treats as an independent contractor;

(c)	temporary employees;

(d)	members of the Boards of Directors of the Corporation and of the Employers, unless otherwise eligible as described above; and

(e)	International employees.

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

7.	PURCHASE PRICE

The Purchase Price per share shall be equal to the fair market value of a share of common stock on the first business day of the Plan Year on which the NASDAQ Stock Market is open, less 15 percent of such fair market value. Unless otherwise determined by the Board of Directors of the Corporation or the Committee, the fair market value of a share of common stock on a particular date shall be deemed to be the closing price of a share of common stock as recorded by the NASDAQ Stock Market on such date or, if no closing price has been recorded on such date, on the next day in which a closing price is recorded.

8.	OPTION TO PURCHASE STOCK

Prior to each Entry Date, the Corporation will offer eligible employees the opportunity to elect to participate in the Plan. Each eligible employee who elects to participate will receive an Option to purchase on the Purchase Date the number of full and/or fractional shares of common stock at the Purchase Price.

9.	ENROLLING IN THE PLAN

An eligible employee may elect to participate in the Plan by completing the enrollment procedures established by the Committee before the enrollment deadline announced for each Entry Date.

A Participant shall elect a percentage to be deducted regularly from his or her Eligible Compensation on an after-tax basis provided that the Participant must elect an initial payroll deduction of no less than one percent (1%) and no more than twenty-five percent (25%) of his or her Eligible Compensation, not to exceed $7,500 per Offering Period. Only whole percentages may be elected.

A Participant may elect to change his or her payroll deduction percentage on a biweekly basis, as limited by Paragraph 12.

Unless a Participant changes his or her payroll deduction percentage or ceases participation in the Plan in accordance with Paragraphs 12 and 13, a Participant’s payroll deductions, as limited by Paragraph 10, and his or her initial enrollment elections will continue until the end of the Offering Period. A Participant must complete the enrollment procedures established by the Committee each Offering Period.

10.	DEPOSITS

Pursuant to the enrollment procedures established by the Committee, after-tax payroll contributions to the Plan will be deposited to an interest bearing omnibus account established for the Plan at the Sallie Mae Bank, a related party. No other types of deposits may be made. Accrued interest for the Plan will be based on the money market annual yield rate published in the Wall Street Journal “Bonds, Rates & Yields” section on the 25th of each month.

11.	INDIVIDUAL BALANCES

Individual balances are record kept at Sallie Mae, Inc. by the Committee’s designates. Effective the 1st business day of each month, the accrued Plan interest will be allocated to Participants based on the individual balances on the last business day of the previous month. When applicable, the interest earned by each Participant for the calendar year will be reported on IRS Form 1099-DIV.

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

12.	MINIMUM AND MAXIMUM CONTRIBUTIONS

A Participant must elect an initial payroll deduction of no less than one percent (1%) and no more than twenty-five percent (25%) of his or her Eligible Compensation, not to exceed $7,500 per Offering Period. A Participant may change his or her contribution during the Offering Period, including changing to zero percent. Contributions other than by payroll deductions are not permitted. Only whole percentages are allowed.

13.	WITHDRAWALS FROM THE PLAN

A Participant may make one withdrawal during each Offering Period under the terms and procedures established by the Committee. The withdrawal must be for the total amount of contributions and interest on record at the time the transaction is processed. The funds will be distributed to the employee through their regular payroll check as soon as practicable but no later than thirty (30) days from the date the withdrawal request is submitted. If a Participant receives a withdrawal during an Offering Period, he or she shall no longer participate in the Plan for the remainder of such Offering Period. An eligible employee who has ceased participation in the Plan may enter the Plan for the next Offering Period by following the enrollment procedures established by the Committee, subject to Paragraph 9.

14.	STOCK PURCHASES

In accordance with the applicable procedures established by the Committee, the Corporation shall exercise all Options to Purchase shares which each Participant is entitled to on each Purchase Date. The Corporation shall withhold a sufficient number of shares to cover his or her applicable taxes on any gains, which is the difference between the value of shares purchased at the discount price and the market value of those shares on the purchase date. Taxes in the required amount will be paid to the appropriate government agency(ies).

If the Purchase Price exceeds the fair market value per share on the Purchase Date, no shares will be purchased. The individual balances will be distributed to the Participant’s via payroll.

The common stock purchased on the Purchase Date will be issued and credited to a brokerage account established by the Corporation on behalf of the Participant (the “Stock Account”) as soon as administratively practicable after such Purchase Date. A Participant may sell any or all shares held in his/her Stock Account unless restricted from trading in Corporation Stock at that time.

15.	TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment terminates for any reason including retirement, total and permanent disability, or death, before the applicable Purchase Date, participation in the Plan shall terminate immediately and as soon as practicable and no later than March 15 following the end of the Offering Period in which Participant’s termination of employment occurs, the Participant or the Participant’s beneficiary(ies) or estate if no beneficiary is elected will be paid in cash the value of his or her Individual Balance. A Participant who transfers employment between Employers shall not be deemed to have terminated employment for the purposes of this Paragraph.

16.	CHANGE IN CONTROL

In the event of a Change of Control or Change of Control Transaction, all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such Change of Control or Change of Control Transaction by causing all amounts credited to each Participant’s account to be applied to purchase as many shares pursuant

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

to the Participant’s Option as possible at the Purchase Price, subject to the limitations set forth in the Plan. The Corporation shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of a Change of Control or Change of Control Transaction and Participants shall, following the receipt of such notice, have the right to terminate their outstanding Options prior to the effective date of such Change of Control or Change of Control Transaction.

“Change of Control” shall mean an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Corporation, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; or (b) the consummation of (i) a merger, consolidation or reorganization involving the Corporation, unless the Corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Plan and a Participant’s Options under the Plan and either (A) the shareholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Corporation. “Change of Control Transaction” shall mean the consummation of any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction, either of which results in a Change of Control.

17.	ACQUISITIONS AND DISPOSITIONS

The Board of Directors may, in its sole and absolute discretion, create special Offering Periods for individuals who become eligible employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding anything in the Plan to the contrary, may provide for special purchase dates for Participants who will cease to be eligible employees solely in connection with the disposition of all or a portion of any Employer or a portion of the Corporation, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Board of Directors considers appropriate in the circumstances.

18.	NO TRANSFER OR ASSIGNMENT OF EMPLOYEE’S RIGHTS

Except as specified in Paragraph 17, an employee’s rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of, by any other person.

19.	BENEFICIARY DESIGNATION

The beneficiary shall be one or more persons designated by the Participant in accordance with the procedures established by the Committee who is entitled to receive amounts contributed and/or earned by the Participant and/or act on behalf of the Participant, pursuant to Paragraph 15.

20.	CLAIMS PROCEDURES

A Participant may appeal a denial of benefits under this Plan by submitting a written statement appealing the decision, normally within 60 days of the denial of the benefit by the Committee. In the written statement, the Participant must state

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

reasons why the claim should not have been denied. Also, the written statement should be accompanied by any documents, additional information or comments that might be helpful to the Committee. In this manner, the Committee intends to afford any Participant or beneficiary whose claim for benefits has been denied a reasonable opportunity for a review of the decision. Written appeals must be sent to:

The Employee Stock Purchase Plan Committee

Sallie Mae

300 Continental Drive

Newark, Delaware 19713

The Committee will review a Participant’s appeal and will promptly notify such Participant in writing of the decision. Normally, this decision will be made within 60 days of receipt of the appeal, but this period may be extended to no more than 120 days if special circumstances require additional time. In such a case, the Participant will be notified before the end of the initial 60-day period of the reasons for the extension.

21.	TERMINATION AND AMENDMENTS TO PLAN

The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part, including to add or remove subsidiaries of the Corporation, provided, however, that shareholder approval shall be required for any amendment (i) that materially alters the terms of this Plan or (ii) where such approval is required by applicable legal or stock exchange requirements. No amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant. Nothing contained in this Plan shall be construed to prevent the Corporation from taking any corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any rights granted under the Plan. No employee, beneficiary or other person or entity shall have any claim against the Corporation as a result of any such action.

22.	INDEMNITY

The Corporation shall, consistent with applicable law, indemnify members of the Committee from any liability, loss or other financial consequence with respect to any act or omission relating to the Plan to the same extent and subject to the same conditions as specified in the indemnity provisions contained in the By-Laws and Regulations of the Corporation.

23.	LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

The Plan is intended to provide common stock for investment and not for resale. The Corporation does not, however, intend to restrict the sale of the stock other than in accordance with the Corporation’s general policies regarding the sale of the Corporation’s stock. The employee assumes the risk of any market fluctuations in the price of such stock.

24.	PAYMENT OF EXPENSES RELATED TO PLAN

The cost, if any, for the delivery of shares to a Participant or commissions upon the sale of stock shall be paid by the Participant using such service. Other expenses associated with the Plan, if any, at the discretion of the Committee, will be allocated as deemed appropriate by the Committee.

25.	OPTIONEES NOT STOCKHOLDERS

Neither the granting of an Option to an employee, nor the deductions from his or her pay shall cause such employee to be a stockholder of the shares covered by an Option until such shares have been purchased by and issued to him or her.

SALLIE MAE

EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 24, 2012

26.	TAXES

As a condition of the grant and exercise of an Option, a Participant shall make such arrangements as the Corporation may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Option. The Corporation shall not be required to issue any shares under the Plan until such obligations are satisfied.

The Corporation may, to the extent permitted under applicable laws, permit a Participant to satisfy all or part of his or her tax, withholding, or any other required deductions or payments by cashless exercise or by surrendering shares (either directly or by stock attestation) that he or she previously acquired. Any payment of taxes by surrendering shares to the Corporation may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

27.	NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon any employee any right to continued employment, or interfere with the right of the Corporation or the Employers to terminate his or her employment at any time, for any reason.

28.	EFFECTIVE DATE

This current amendment and restatement is effective May 24, 2012.

IN WITNESS WHEREOF, SLM Corporation has caused this instrument to be duly executed in its name and on its behalf.

SLM Corporation

By:

SLM CORPORATION ATTN: CORPORATE SECRETARY 300 CONTINENTAL DRIVE NEWARK, DE 19713

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SLM CORPORATION
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Ann Torre Bates	☐	☐	☐			For	Against	Abstain
	1b. W.M. Diefenderfer III	☐	☐	☐		1k. Wolfgang Schoellkopf	☐	☐	☐
	1c. Diane Suitt Gilleland	☐	☐	☐		1l. Steven L. Shapiro	☐	☐	☐
	1d. Earl A. Goode	☐	☐	☐		1m. J. Terry Strange	☐	☐	☐
	1e. Ronald F. Hunt	☐	☐	☐		1n. Anthony P. Terracciano	☐	☐	☐
	1f. Albert L. Lord	☐	☐	☐		1o. Barry L. Williams	☐	☐	☐
	1g. Barry A. Munitz	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:
	1h. Howard H. Newman	☐	☐	☐	2.	Approval of the SLM Corporation 2012 Omnibus Incentive Plan.	☐	☐	☐
	1i. A. Alexander Porter, Jr.	☐	☐	☐	3.	Approval of the amended and restated SLM Corporation Employee Stock Purchase Plan.	☐	☐	☐
	1j. Frank C. Puleo	☐	☐	☐	4.	Advisory approval of the Company’s executive compensation.	☐	☐	☐
					5.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
▼ DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
M44406-P19576

SLM CORPORATION

Annual Meeting of Shareholders

May 24, 2012 11:00 AM

Sallie Mae

300 Continental Drive

Newark, DE 19713

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Laurent C. Lutz and Robert Hahm, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of SLM Corporation to be held on May 24, 2012 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1), (2), (3), (4) AND (5), AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES HELD FOR THE ACCOUNT OF THE UNDERSIGNED IN CERTAIN SLM CORPORATION 401(K) PLANS.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)